EXHIBIT 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

AMONG

POLYTRADE HOLDING CORP.,

HERNDON PRODUCTS HOLDING CORP.,

THE SELLERS AND THE SELLERS’ REPRESENTATIVE NAMED HEREIN

AND

KLX INC.

Dated as of May 17, 2016

i

ii

iii

EXHIBITS

Exhibit A	Ownership Table

SCHEDULES

Schedule 1.1(a)	Agreed Accounting Principles
Schedule 1.1(b)	Permitted Encumbrances
Schedule 1.1(c)	Working Capital Methodology
Schedule 2.2(b)	Purchase Price Allocation
Schedule 3.3(o)	Required Consents
Schedule 3.3(p)	Sale Bonus Payments
Schedule 3.3(q)	Form of Landlord Consent
Schedule 4.2	Title to Purchased Shares
Schedule 4.3	Brokers
Schedule 5.1	Capital Structure of the Companies
Schedule 5.2	Subsidiaries and Investments
Schedule 5.3	No Conflicts
Schedule 5.4	Financial Statements
Schedule 5.5	Operations Since Balance Sheet Date
Schedule 5.6	Taxes
Schedule 5.7	Governmental Permits
Schedule 5.8	Real Property
Schedule 5.9(a)	Personal Property
Schedule 5.9(b)	Personal Property Leases
Schedule 5.10	Intellectual Property
Schedule 5.12	Violation, Litigation or Regulatory Action
Schedule 5.13	Contracts
Schedule 5.14(a)	Accounts Receivable
Schedule 5.14(b)	Inventory
Schedule 5.15(a)	Employee Plans
Schedule 5.15(b)	ERISA Plans
Schedule 5.15(e)	Post-Employment Plans
Schedule 5.16(a)	Employees
Schedule 5.16(c)	Changes Regarding Employees
Schedule 5.16(e)	Employee Actions & Disputes
Schedule 5.17	Environmental Matters
Schedule 5.18	No Undisclosed Liabilities
Schedule 5.19	Condition of Assets
Schedule 5.20	Customers and Suppliers
Schedule 5.21	Insurance
Schedule 5.22	Trade Compliance
Schedule 5.22(h)	Defense Services
Schedule 5.23	No Brokers
Schedule 5.24	Warranty Liability
Schedule 5.25	Related Party Agreements

Schedule 5.26	Surety Bonds
Schedule 5.27	Bank Accounts
Schedule 5.28	Government Contracts
Schedule 5.29	Security Clearances
Schedule 6.2	Authority of Buyer
Schedule 6.3	Violation, Litigation or Regulatory Action of Buyer
Schedule 7.4(b)	Exception to Restrictive Covenant
Schedule 7.8	Employee Bonuses
Schedule 8.2	Indemnity

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is dated as of May 17, 2016 (this “Agreement”), by and among Polytrade Holding Corp., a Delaware corporation (“Polytrade Holdco”), Herndon Products Holding Corp., a Delaware corporation (“Herndon Holdco”), the shareholders of Polytrade Holdco listed on the signature page hereto (the “Polytrade Sellers”), the shareholders of Herndon Holdco listed on the signature page hereto (the “Herndon Sellers”), the holder of the Herndon Holdco Warrant (the “Warrant Seller”) and the holders of Companies Sub Debt (the “Sub Debt Sellers,” and, together with the Polytrade Sellers, the Herndon Sellers and the Warrant Seller, the “Sellers”), and HCI Equity Partners III, L.P., a Delaware limited partnership as representative of the Sellers for certain purposes described herein (the “Sellers’ Representative”) and KLX Inc., a Delaware corporation (“Buyer”).

PRELIMINARY STATEMENT:

WHEREAS, the Polytrade Sellers are the owners of all of the issued and outstanding capital stock of Polytrade Holdco;

WHEREAS, the Herndon Sellers are the owners of all of the issued and outstanding capital stock of Herndon Holdco;

WHEREAS, the Warrant Seller is the holder of the Herndon Holdco Warrant;

WHEREAS, the Sub Debt Sellers are the holders of the Companies Sub Debt;

WHEREAS, the Companies are engaged in aerospace and defense supply chain management and consumable hardware distribution; and

WHEREAS, (a) the Polytrade Sellers desire to sell to Buyer, and Buyer desires to purchase from the Polytrade Sellers, all of the issued and outstanding capital stock of Polytrade Holdco, (b) the Herndon Sellers desire to sell to Buyer, and Buyer desires to purchase from the Herndon Sellers, all of the Herndon Sellers’ issued and outstanding capital stock of Herndon Holdco, all on the terms and subject to the conditions set forth herein, (c) the Warrant Seller desires to have cancelled for consideration, and Buyer desires to cancel for consideration, the Herndon Holdco Warrant, and (d) the Sub Debt Sellers desire to have cancelled for consideration, and Buyer desires to cancel for consideration, the Companies Sub Debt.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among the parties hereto as follows:

ARTICLE I

DEFINITIONS

Section 1.1Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Accounts Receivable” has the meaning specified in Section 5.14(a).

“Action”  has the meaning specified in Section 5.12(b).

“Active Government Contract”  means a Government Contract that, as of the date of this Agreement, has not been fully performed and “closed” under the closeout procedures of the Governmental Body responsible for administering the Government Contract.

“Adjustment Escrow Account”  has the meaning specified in Section 2.6.

“Adjustment Escrow Amount”  means $3,000,000.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, and in the case of any (x) natural Person shall include all relations and family members of such Person and, (y) trust shall include all trustees or executors thereof and all beneficial owners of 10% or more thereof.  For the purposes of this definition, “control”, when used with respect to any specified Person, means having, directly or indirectly, (i) a majority of the voting power of such Person, (ii) the ability to elect a majority of the members of the board of directors or other governing body of such Person or (iii) “control” as defined for the purposes of Rule 405 promulgated under the Securities Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Accounting Principles” means GAAP applied consistently with historical practices to the extent such practices are in accordance with GAAP; provided,  that, with respect to any matter as to which there is more than one generally accepted accounting principle or as to which historical practice has varied from GAAP, in each case as expressly identified on the face of Schedule 1.1(a), Agreed Accounting Principles means the generally accepted accounting principles applied in the preparation of Schedule 1.1(a).

“Agreement” has the meaning specified in the Preamble.

“Allocation”  has the meaning specified in Section 2.2(c).

“Anti-Terrorism Law”  shall mean any Law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Acquisition Agreements”  has the meaning specified in Section 5.13(a)(ix).

“Arbitrating Accountant” has the meaning specified in Section 2.4(c).

“Balance Sheet Date” means December 31, 2015.

“Base Amount” has the meaning specified in Section 2.2(a)(i).

“Breach” means, without duplication, with respect only to any Contract, Governmental Permit, Law or Court Order referenced in Article III, IV or V, as applicable, any event, circumstance, action or omission that, individually or in the aggregate, with or without the giving of notice, violates or results in a breach or termination of or results in a material acceleration of obligations under, or revocation of, or material and adverse modification or cancellation of, such Contract, Governmental Permit, Law or Court Order.  For the avoidance of doubt, in the event of any Breach, Buyer shall have the obligations herein to mitigate Losses, with respect to matters as to which there is a requirement of the expiration of time, giving of notice, cure period or otherwise.

“Business” has the meaning specified in Section 7.4(b).

“Buyer” has the meaning specified in the Preamble.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or an Affiliate of Buyer under this Agreement or in connection herewith.

“Buyer-Filed Tax Return” has the meaning specified in Section 7.1(d).

“Buyer Group Member” means each of Buyer and each of its Affiliates (including, after the Closing, the Companies) and their respective directors, officers, employees, investment bankers, attorneys, accountants, financial or other advisors or other agents and their respective successors and assigns.

“Cap” has the meaning specified in Section 8.4(b).

“Cash”  means an amount, which may be positive or negative number, equal to: (i) cash and cash equivalents, minus (ii) the amount of cash necessary to satisfy all outstanding checks issued by a Company that have not cleared at the applicable time of determination.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Claim Notice” has the meaning specified in Section 8.5.

“Closing”  means the closing of the transfer of the Purchased Shares from the Sellers to Buyer and the cancellation of the Herndon Holdco Warrant and Companies Sub Debt in exchange for the Purchase Price, which shall be effective as of 11:59 p.m. (New York City, New York time) on the Closing Date.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Balance Sheet” has the meaning specified in Section 2.4(c).

“Closing Date Payment” means an amount equal to (i) the Base Amount, plus (ii) the amount of the Estimated Closing Date Cash, plus (iii) the amount, if any, by which the Estimated Closing Date Working Capital is greater than the Working Capital Peg, minus (iv) the amount, if any, by which the Estimated Closing Date Working Capital is less than the Working Capital Peg, minus (v) an amount equal to the Estimated Closing Date Indebtedness, minus (vi) an amount equal to the Estimated Closing Date Seller Expenses, minus (vii) the Escrow Amount.

“Closing Date Cash” has the meaning specified in Section 2.4(c).

“Closing Date Seller Expenses” has the meaning specified in Section 2.4(c).

“Closing Date Indebtedness” has the meaning specified in Section 2.4(c).

“Closing Date Working Capital” has the meaning specified in Section 2.4(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collar” means $250,000.

“Companies Sub Debt”  means the Indebtedness under the Companies Sub Debt Facilities.

“Companies Sub Debt Facilities”  means, collectively, (a) the Senior Subordinated Promissory Note (in the aggregate initial principal amount of $5,900,048), dated October 30, 2015 and issued by Herndon A&D to HCI-Herndon Funding III, L.L.C.; (b) the Subordinated Promissory Note (in the original principal amount of $1,500,000), dated October 30, 2015 and issued by Herndon A&D to Scott R. Herndon; (c) the Junior Subordinated Promissory Note (in the aggregate initial principal amount of $12,408,355.49), dated October 30, 2015 and issued by Herndon A&D to HCI-Herndon Funding II, L.L.C.; and (d) the Junior Subordinated Promissory Note (in the aggregate initial principal amount of $67,433,795.54), dated October 30, 2015 and issued by Herndon A&D to Thayer-Herndon Funding, L.L.C., and the other agreements and documents entered into in connection therewith.

“Company”  means each of Polytrade Holdco, Herndon Holdco, Herndon A&D, Polygon and Herndon Products and “Companies” means the foregoing entities collectively.

“Company Parties” has the meaning specified in Section 7.4(c).

“Consent” means any action, consent, waiver, approval, authorization, exemption or Court Order of, or declaration or filing with any Person, including any Governmental Body. For the avoidance of doubt in no event shall (a) the Buyer be required to obtain any Consent required to be obtained herein by any Seller or (b) any Seller be required to obtain any Consent required to be obtained herein by Buyer.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, including, any Real Property Lease and Personal Property Lease, understanding, commitment, or other arrangement or agreement, whether written or oral.

“Copyrights” means all United States and foreign works of authorship, all copyrights, and all applications, registrations and renewals in connection therewith.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“D&O Tail” has the meaning specified in Section 7.2.

“Decreased Adjustment Amount”  has the meaning specified in Section 2.5.

“De Minimis”  has the meaning specified in Section 8.4(a)(i).

“Deductible”  has the meaning specified in Section 8.4(a)(ii).

“Disclosure Schedules” means the disclosure schedules delivered by the Sellers, Polytrade Holdco and Herndon Holdco to Buyer and which form a part of this Agreement.

“Dispute Notice” has the meaning specified in Section 2.4(b).

“EAR” has the meaning specified in Section 5.22.

“Employee Plans” has the meaning specified in Section 5.15(a).

“Employees” has the meaning specified in Section 5.15(a).

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, deed of trust, right of first refusal, servitude, transfer restriction, defect in title or other restrictions of a similar kind.

“Environmental Laws” means all Requirements of Law concerning or relating to (a) human health and the protection, preservation, or remediation of the environment; or (b) the exposure to, or the storage, recycling, treatment, generation, use, handling, manufacture, import, export, treatment, processing, transportation, production, release or disposal of Hazardous Materials, each as amended and in effect as of the date hereof.  Environmental Laws includes, without limitation, CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business controlled by, controlling or under common control with any of the Companies (within the meaning of Code Section 414 or ERISA Section 4001(a)(14) or 4001(b)).

“Escrow Accounts” has the meaning specified in Section 2.6.

“Escrow Agent” has the meaning specified in Section 2.6.

“Escrow Agreement” has the meaning specified in Section 2.6.

“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Estimated Closing Date Cash” means an estimate of Cash of the Companies as of immediately prior to the Closing, as set forth on the Payment Instructions Letter.

“Estimated Closing Date Seller Expenses” means an estimate of the Seller Expenses that remain unpaid as of immediately prior to Closing, as set forth on the Payment Instructions Letter.

“Estimated Closing Date Indebtedness” means an estimate of the Senior Indebtedness and any other Indebtedness that remains unpaid as of immediately prior to Closing, as set forth on the Payment Instructions Letter.

“Estimated Closing Date Working Capital” has the meaning specified in Section 2.3(a).

“Expenses” means any and all reasonable out-of-pocket expenses actually  incurred in connection with defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

“FAR” has the meaning specified in Section 5.28(b)(iv).

“FCPA”  has the meaning specified in Section 5.22.

“Financial Advisor”  means Harris Williams & Co.

“Financial Statements” has the meaning specified in Section 5.4.

“Final Payment” means an amount equal to (i) the Base Amount, plus (ii) the amount of the Closing Date Cash, plus (iii) the amount, if any, by which the Closing Date Working Capital  is greater than the Working Capital Peg, minus (iv) the amount, if any, by which the Closing Date Working Capital is less than the Working Capital Peg, minus (v) an amount equal to the Closing Date Indebtedness, minus (vi) an amount equal to the Closing Date Seller Expenses, minus (vii) the Escrow Amount.

“Fundamental Representations”  means the representations and warranties set forth in Sections 4.1 (Authority; No Conflicts), 4.2 (Title to Purchased Shares), 4.3 (No Brokers), Sections 5.1 (Organization; Capital Structure; Power and Authority), the first sentence of 5.2 (Subsidiaries and Investments), 5.3 (Authority; Conflicts), and 5.23 (No Brokers).

 “GAAP” means United States generally accepted accounting principles, consistently applied by the Companies, in effect at the date of the financial statement to which it refers.

“Governmental Body” means any foreign, federal, state, county, local or other governmental authority, agency or regulatory body.

“Government Contract” means any Contract entered into between any Company and an agency of the United States or an agency of any of its respective States, or any municipality, or an agency of a foreign sovereign or agency of a provincial, regional or metropolitan government thereof or any intergovernmental agency or quasi-governmental agency.  The term “Government Contract” also includes any subcontract (at any tier), distributor agreement, reseller agreement, letter of supply or other type of indefinite delivery or indefinite quantity Contract of any Company (i) with another entity under a prime contract held by any Company and (ii) with another entity that holds either a prime contract with such a governmental agency or a subcontract (at any tier) under such a prime contract, in each case including any task orders or delivery orders issued under, or any modifications or addenda thereto, any such prime contract or subcontract, whether currently active or subject to an open audit period.

“Government Contract Bid” means any offer, proposal or quote for goods or services to be delivered by any Company that if awarded by a Governmental Body would lead to a Government Contract, including but not limited to any teaming agreement, joint venture agreement, or partnering agreement executed for the purpose of obtaining a Government Contract.

“Governmental Permits” has the meaning specified in Section 5.7.

“Hazardous Materials” means any substance or material that has been defined or regulated by any Environmental Law, including, but not limited to, substances that are radioactive, toxic, hazardous, chemicals or otherwise a pollutant, contaminant or waste, including PCBs, asbestos, petroleum products or any fraction thereof, urea-formaldehyde and all substances listed, defined or regulated as a “hazardous substances,” “medical waste,” “special waste,” “hazardous waste,” “extremely hazardous substance,” “hazardous materials,” or “toxic substances,” or words of similar import under any Environmental Law.

“Herndon A&D” means Herndon Aerospace & Defense, LLC, a Delaware limited liability company.

“Herndon Holdco” has the meaning specified in the Preamble.

“Herndon Holdco Non-Voting Common Stock”  has the meaning specified in Section 5.1(b).

“Herndon Holdco Shares” means all of the issued and outstanding shares of Herndon Holdco Voting Common Stock and Herndon Holdco Non-Voting Common Stock.

“Herndon Holdco Voting Common Stock” has the meaning specified in Section 5.1(b).

“Herndon Holdco Warrant”  means each outstanding warrant for shares of Herndon Holdco Non-Voting Common Stock.

“Herndon Products” means Herndon Products, LLC, a Missouri limited liability company.

“Herndon Sellers” has the meaning specified in the Preamble.

“HSR Act”  means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations promulgated thereunder.

“Increased Adjustment Amount”  has the meaning specified in Section 2.5.

“Indebtedness” means, with respect to any Company, as of any date, without duplication: (i) all obligations for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the Ordinary Course), (ii) indebtedness or obligations evidenced by any note, bond, debenture or other debt security, in each case, as of such date, (iii) obligations under any swaps or interest rate, currency or other hedging or derivative agreements, in each case, as of such date, (iv) all obligations in respect of letters of credit or bankers’ acceptances, (v) all obligations, contingent or otherwise, arising from deferred compensation arrangements, severance or bonus plans or arrangements, Employee Plans (to the extent not current liabilities), employment agreements, or similar arrangements payable as a result of the consummation of the transactions contemplated hereby (regardless of whether any additional event, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such obligations), (vi) all obligations secured by an Encumbrance other than a Permitted Encumbrance, (vii) all obligations recorded or required to be recorded as capital leases in accordance with GAAP as of the date of determination thereof or “put warrants”, (viii) all obligations for the acquisition of debt or equity securities or interests or the deferred purchase price of property or services or the acquisition of a business or portion thereof, including earnouts under acquisition agreements, whether contingent or otherwise, as obligor or otherwise, at the maximum amount payable in respect thereof, regardless of whether such amount is contingent on future performance other than current accounts payable or accrued expenses incurred in the Ordinary Course (for the avoidance of doubt, in no event shall any unexpired indemnification obligations be deemed to be Indebtedness except to the extent a claim for indemnification by any Company has been made and is outstanding), (ix) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property, (x) all deferred rent obligations, (xi) all accrued interest, prepayment premiums, fees, penalties, expenses, or other amounts payable in respect of any of the foregoing and (xii) all guaranties and similar obligations in connection with any of the foregoing.

“Indemnified Officer or Director” has the meaning specified in Section 7.2.

“Indemnified Party” has the meaning specified in Section 8.5.

“Indemnified Taxes” means (i) all Taxes of any Company for all Pre-Closing Periods and for the portion of any Straddle Period ending on the Closing Date, (ii) all Taxes of any member of an affiliated group of which any Company (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 (or any analogous or similar state, local, or foreign Law or regulation), (iii) any and all Taxes of any Person imposed on any Company as a transferee or successor, by Contract (other than any Contract the principal purpose of which is not related to Taxes) pursuant to any Law, rule, or regulation, which Taxes relate to a taxable period ending on or before the Closing, (iv)  any and all employment and payroll Taxes imposed with respect to compensatory payments made or accrued on or before the Closing Date for Tax periods ending after the Closing Date, (v) any Taxes as a result of the Section 338(h)(10) Election and (vi) any Losses resulting from the ineffectiveness of the Section 338(h)(10) Election other than as the result of an action or inaction or qualification related to Buyer after the Closing Date.  Indemnified Taxes shall not include Pre-

Closing Period Taxes to the extent such Taxes (i) were included in the Closing Date Working Capital or (ii) were paid by any Company prior to Closing or by or on behalf of any Seller.

“Indemnitor” has the meaning specified in Section 8.5.

“Indemnity Escrow Account”  has the meaning specified in Section 2.6.

“Indemnity Escrow Amount”  means $10,500,000.

“Insurance Policies” has the meaning specified in Section 5.21.

“Intellectual Property” means all Copyrights, Patent Rights, Software, Trademarks, Trade Secrets, all other proprietary rights and all copies and tangible embodiments thereof.

“Intellectual Property Licenses” has the meaning specified in Section 5.10(d).

“Interim Balance Sheet” has the meaning specified in Section 5.4.

“Interim Balance Sheet Date” means March 31, 2016.

“Inventory”  has the meaning specified in Section 5.14(b).

“ITAR” has the meaning specified in Section 5.22.

“Knowledge of the Companies” or words of similar effect, regardless of case, means, with respect to the Companies, the knowledge that any of the following persons has or would reasonably be expected to have after reasonable inquiry: Scott Herndon, Dan Rodrigues, Gerry Modglin, Pete Harris, Don Skosky and Egon Poisl.

“Law Firm”  has the meaning specified in Section 9.20.

“Leased Real Property” has the meaning specified in Section 5.8(a).

“Liability” means any damage, liability, obligation, assessment, loss, fine, or penalty of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, or due or to become due, or otherwise).

“Losses” means any and all losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies, claims, interest, Liabilities, obligations, or other charges; provided that Losses shall not include punitive damages (except in the case of fraud or to the extent actually awarded to a Governmental Body or other third party, in each instance, without duplication).

“Major Customer”  has the meaning specified in Section 5.20.

“Major Supplier” has the meaning specified in Section 5.20.

“Master Buy-Sell Agreement”  means the Master Buy-Sell Agreement dated October 30, 2015 among the Sellers and others as to the distribution of the Purchase Price.

“Material Adverse Effect” means an effect or change that is materially adverse to the business, financial condition or results of operations of the Companies, taken as a whole, but shall exclude any prospects and shall also exclude any effect resulting or arising from: (i) any change in interest rates or general economic conditions in the industries or markets in which any of the Companies operates or affecting United States or foreign economies in general; (ii) any change in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iii) any change that is generally applicable to the industries or markets in which any of the Companies operates; (iv) the entry into or announcement of this Agreement and/or the consummation of the transactions contemplated hereby; (v) any action taken by Buyer or any of its Affiliates; (vi) any omission to act or action taken with the consent of Buyer (including, without limitation, those omissions to act or actions taken which are permitted by this Agreement); (vii) any change in GAAP; (viii) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority; (ix) any action taken by a party hereto in accordance with this Agreement; (x) any existing event or occurrence or circumstance with respect to which Buyer has knowledge as of the date hereof; (xi) any adverse change in or effect on the business of any of the Companies that is cured by the Closing; (xii) any failure by any of the Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; and (xiii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of  its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

“Material Contract”  has the meaning specified in Section 5.13(a).

“Material Government Contract Amount” has the meaning specified in Section 5.28(d).

“Material Personal Property” has the meaning specified in Section 5.9(a).

“Multiemployer Plan”  means a multiemployer plan as defined in ERISA Section 3(37).

“NISPOM” has the meaning specified in Section 5.29.

“Ordinary Course”  means the ordinary course of business consistent with past custom and practice.

“Owned Real Property” has the meaning specified in Section 5.8(a).

“Open Source Software” means any Software that is subject to a license commonly referred to as an “open source”, “free software”, or “community source code” license or other license that conforms to the Open Source Definition (http://opensource.org/osd).

“Patent Rights” means all United States and foreign inventions (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto, and all issued patents and patent applications, together with all continuations, continuations-in-part, divisions, reissues, extensions, and re-examinations thereof.

“Payment Instructions Letter” has the meaning specified in Section 2.3(a).

“Permitted Encumbrances” means (i) liens for Taxes and other governmental charges and assessments (A) that are not yet due and payable, or (B) that are being contested in good faith by appropriate procedures pursuant to Section 5.6(b) and identified on Schedule 1.1(b) and for which there are appropriate accruals or reserves on the Interim Balance Sheet; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course for sums not yet delinquent; (iii) Encumbrances and restrictions on Real Property (including easements, covenants, conditions, rights of way and other matters of record) that do not and would not reasonably be expected to materially interfere with or impair the use, value or occupancy of such Real Property in the operation of the business of the Companies; and (iv) zoning, building codes and other land use Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Body having jurisdiction over such Real Property.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Personal Data”  means a person’s name, street address, telephone number, e-mail address, date of birth, gender, photograph, Social Security Number or Tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, account numbers, account access codes and passwords, or any other piece of information that allows the identification of such person or enables access to such person’s financial information, or as that term is otherwise defined by applicable Law.

“Personal Property Leases” has the meaning specified in Section 5.9(b).

“Polygon” means Polygon Aerospace, LLC, a Texas limited liability company.

“Polytrade Holdco” has the meaning specified in the Preamble.

“Polytrade Holdco Common Stock” has the meaning specified in Section 5.1(d).

“Polytrade Holdco Shares” means all of the issued and outstanding shares of Polytrade Holdco Common Stock.

“Polytrade Sellers” has the meaning specified in the Preamble.

“Post-Closing Period”  means any taxable period beginning after the Closing Date.

“Pre-Closing Period”  means any taxable period ending on or prior to the Closing Date.

“Preliminary Cash Determination” has the meaning specified in Section 2.4(a)(ii).

“Preliminary Closing Date Balance Sheet” has the meaning specified in Section 2.4(a)(i).

“Preliminary Indebtedness Determination” has the meaning specified in Section 2.4(a)(ii).

“Preliminary Seller Expenses Determination” has the meaning specified in Section 2.4(a)(ii).

“Preliminary Working Capital Determination” has the meaning specified in Section 2.4(a)(ii).

“Prohibited Person”  shall mean any Person (1) on the “Specially Designated Nationals and Blocked Persons List” administered by the United States Department of Treasury, Office of Foreign Assets Control (“OFAC”); (2) identified as a blocked person solely pursuant to Executive Order 13599, or otherwise on the “Consolidated Sanctions List” published by OFAC at its official website, https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/consolidated.aspx, or at any replacement website or other official publication of such lists; (3) identified on the United States Department of Commerce, Bureau of Industry and Security’s “Denied Persons List” or “Entity List,” (4) identified on the United States Department of State, Directorate  of Defense Trade Control’s “Lists of Debarred Parties”, including both administrative and statutory disbarments; (5) subject to non-proliferation sanctions as identified by the United States Department of State, Bureau of International Security and Nonproliferation; (6) located, organized or resident in a country or territory that is the subject of sanctions or an embargo restricting substantially all trade with the country or territory (currently including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region); or (7) affiliated with, owned or controlled by, or acting on behalf of, any party described in clauses (1) through (6) above.

“Purchase Price” has the meaning specified in Section 2.2(a).

“Purchase Price Adjustments” has the meaning specified in Section 2.3.

“Purchased Shares” means collectively the Polytrade Holdco Shares and the Herndon Holdco Shares.

“Real Property”  means collectively, the Leased Real Property and the Owned Real Property.

“Real Property Lease”  means all leases, subleases, rights to occupy or use, licenses and other agreements pursuant to which any of the Companies uses or occupies any real property, together with all amendments, modifications, side letter agreements, estoppels and subordination, non-disturbance, attornment agreements related thereto.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of a Hazardous Material into the environment.

“Released Parties” has the meaning specified in Section 9.15.

“Releasing Parties” has the meaning specified in Section 9.15.

“Remedial Action” means actions required by any Environmental Law to assess, investigate, monitor, clean up, remove, treat or remediate Hazardous Materials.

“Representative” has the meaning specified in Section 5.28(d).

“Requirements of Law” or “Laws” means any foreign, federal, state, county and local laws, statutes, regulations, rules, common law, executive orders, codes, ordinances or other requirements enacted, adopted, issued or promulgated by any Governmental Body or judicial decisions having the force or effect of law.

“Restricted Party”  means Dan Rodrigues, Scott Herndon, Hope Herndon, Craig Herndon and Egon Poisl.

“Restricted Period” has the meaning specified in Section 7.4(b).

“R&W Insurance Policy”  has the meaning specified in Section 6.8.

“Section 338(h)(10) Election”  has the meaning specified in Section 7.1(b).

“Securities Act”  means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Seller” and “Sellers” have the meanings specified in the Preamble.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by any Seller, Company or an Affiliate of any Seller or Company under this Agreement or in connection herewith.

“Seller Expenses”  means (without duplication), regardless of whether the same are paid or to be paid before or after the Closing Date, the collective amount of all fees and expenses incurred by any Company or any Seller in connection with the negotiation, execution and delivery of this Agreement and all ancillary agreements contemplated by this Agreement, and the consummation of the transactions contemplated hereby and thereby, including (i) legal, accounting, financial, advisory (including the Financial Advisor), broker and other third party fees and expenses; (ii) payments made with respect to capitalized financing costs that become currently deductible by any Company for Tax purposes as a result of the satisfaction of any portion of the Indebtedness on the Closing Date; (iii) any change of control, retention or sale bonuses, or other similar payments payable as a result of the transactions contemplated hereby, and any and all amounts necessary to extinguish all obligations (contingent or otherwise) to employees of the Companies for bonuses, including amounts referenced in Section 7.8, regardless of whether additional conditions must be satisfied after Closing and; (iv) all amounts payable to obtain any Consents required to be delivered or made in connection herewith.    For the avoidance of doubt, in no event shall Seller Expenses be deemed to include any fees or expenses incurred by Buyer to any of its financial advisors, attorneys, accountants, advisors, consultants or other representatives. Notwithstanding the foregoing, the amounts of Seller Expenses shall be calculated without duplication of any amount included in the definition of “Estimated Closing Date Indebtedness”, “Preliminary Indebtedness Determination” or “Closing Indebtedness.”

“Seller Group Member” means each of the Sellers and each of their respective Affiliates, directors, officers, employees, investment bankers, attorneys, accountants, financial or other advisors or other agents and their respective successors and assigns.

“Sellers’ Representative” has the meaning specified in the Preamble.

“Senior Indebtedness” means the Indebtedness under the Senior Indebtedness Facility.

“Senior Indebtedness Facility” means that certain Amended and Restated Credit Agreement dated October 30, 2015 among Herndon A&D, as borrower, Regions Bank, as administrative agent and collateral agent, and the other parties thereto.

“Settled Claims” has the meaning specified in Section 8.4(h).

“Software” means any and all computer software and code, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), application programming interfaces, firmware, middleware, libraries and databases, protocols, and specifications, other than “shrink-wrap” or “click-wrap” software and other “off-the-shelf” commercially available software.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Sub Debt Sellers” has the meaning specified in the Preamble.

“Surety Bonds”  has the meaning specified in Section 5.26.

“Systems”  has the meaning specified in Section 5.10(h).

“Tax” or “Taxes”  means any and all taxes, levies or other like assessments (whether federal, state, local or foreign), including income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, real property, personal property, commercial activity, customs duties, license, severance, stamp, windfall profits, capital stock, alternative or add-on minimum and estimated taxes, together with any interest, penalties or additions to tax imposed with respect thereto, whether disputed or not.

“Tax Return” means any return, report, estimate, declaration, information return or statement required to be filed with respect to any Tax, including any schedule or attachment thereto, and including any amendment or supplement thereof.

“Terminated Plans” means the Herndon Products, Inc. 401(k) Retirement Plan and the Polygon Aerospace, Ltd 401(k) Retirement Savings Plan.

“Third Party Claim” has the meaning specified in Section 8.6.

“Trade Laws” has the meaning specified in Section 5.22.

“Trade Secrets” means all trade secrets, confidential information and other proprietary information not generally known to the public (including but not limited to confidential research and development, know-how, formulas, compositions, manufacturing, production and distribution processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).

“Trademarks” means all United States and foreign trademarks, service marks, trade names, trade dress, brand names, slogans, trade dress, corporate names, domain names and logos, and all goodwill associated therewith, all applications, registrations and renewals in connection therewith.

“Transaction”  has the meaning specified in Section 9.20.

“Transfer Taxes” has the meaning specified in Section 7.1(a).

“Unresolved Objections”  has the meaning specified in Section 2.4(c).

“WARN Act” has the meaning specified in Section 5.16(d).

“Warrant Seller” has the meaning specified in the Preamble.

“Working Capital” means (x) the accounts receivable, inventory and prepaid expenses of the Companies on a consolidated basis of the types set forth on the face of the Interim Balance Sheet (excluding Cash, all deferred Tax assets, escrowed funds, Indebtedness or receivables due to any Company from another Company or Affiliate or the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing) minus (y) all current liabilities of the Companies, including accounts payable and accrued expenses of the Companies on a consolidated basis of the types set forth on the face of the Interim Balance Sheet (excluding all deferred Tax liabilities and Indebtedness and any amounts due to any other Company), in each case calculated in accordance with the Agreed Accounting Principles consistently applied.  For exemplary purposes only, and subject to the foregoing, a calculation of the Working Capital as of March 31, 2016, is attached hereto as Schedule 1.1(c) (it being understood that in the event of any inconsistency in such attachment and the methodology herein (or miscalculation, deficiency, inaccuracy or error in the attachment), such methodology shall control and that the Arbitrating Accountant shall have no authority to modify the Working Capital Peg).

“Working Capital Peg” has the meaning specified in Section 2.2(a)(iii).

Section 1.2Interpretation.  For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not  and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; (iii) a Person is “threatened” when such Person would reasonably be expected to believe that the referenced action would reasonably be expected to occur and (iv) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE

Section 2.1Purchase and Sale of the Purchased Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, each Polytrade Seller and Herndon Seller agrees that it is selling, transferring, assigning, conveying and delivering to Buyer, and Buyer is purchasing and accepting from each Polytrade Seller and Herndon Seller, the Purchased Shares owned by it set forth opposite its name on Exhibit A, free and clear of all Encumbrances.

Section 2.2Purchase Price; Allocation.

(a)The purchase price (the “Purchase Price”) for the Purchased Shares and the cancellation of the Herndon Holdco Warrant and Companies Sub Debt, as adjusted to give effect to the Collar pursuant to this ARTICLE II, shall be equal to:

(i)Two Hundred and Ten Million Dollars ($210,000,000.00) in cash (the “Base Amount”);

(ii)plus Cash of the Companies immediately prior to the Closing; and

(iii)plus the amount, if any, by which the Closing Date Working Capital is greater than $97,556,000 (the “Working Capital Peg”); or

(iv)minus the amount, if any, by which the Closing Date Working Capital is less than the Working Capital Peg.

(b)The Sellers’ Representative shall allocate the Purchase Price payments (including, for the avoidance of doubt, the Closing Date Payment and any other payments or adjustments in respect of the Purchase Price) among the Sellers in accordance with the Master Buy-Sell Agreement, which allocation shall be the responsibility of the Sellers’ Representative and for which Buyer (and the Companies) shall have no obligations.

(c)Within ninety (90) days following the Closing Date Buyer shall prepare and deliver to Sellers’ Representative, for its review, a schedule allocating the Purchase Price, as adjusted by Section 2.4 and the liabilities (to the extent included in “amount realized” for U.S. federal income tax purposes) among the assets of the Companies and the covenants contained in Section 7.4 in accordance with Sections 751 and 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar Requirements of Law, as appropriate) (the “Allocation”).  If Sellers’ Representative objects to such draft Allocation, within thirty (30) days after such delivery of the Allocation by Buyer, Sellers’ Representative shall notify Buyer of such objection.  If Sellers’ Representative does not object to such draft Allocation within such thirty (30) day period, such Allocation shall be fixed, final and binding on the parties. If Sellers’ Representative does object to such draft Allocation within such period, Buyer and Sellers’ Representative shall seek in good faith for thirty (30) days thereafter to resolve any disagreements between them with respect to such draft Allocation.  If prior to the end of such thirty (30) day period, Buyer and Sellers’ Representative are unable to so agree on the Allocation, then such Allocation shall not be binding on the parties.  If a final Allocation is agreed upon, such Allocation shall be deemed to be the fixed, final and binding Allocation, and Buyer and Sellers shall report the transactions consummated pursuant to this Agreement in a manner consistent with the Allocation on all Tax Returns and for all other Tax purposes.  Buyer and Sellers agree to (i) be bound by the agreed Allocation for the purposes of determining any Taxes, (ii) report for Tax purposes the transactions consummated pursuant to this Agreement in a manner consistent with the agreed Allocation, (iii) timely file copies of the agreed IRS Form 8883, Asset Allocation Statement, IRS Form 8308, Report of a Sale or Exchange of Certain Partnership Interests, and statement pursuant to Treasury Regulation section 1.751-1(a)(3) with the appropriate federal and other Tax Returns, and (iv) not take a position for Tax purposes that is inconsistent with the agreed Allocation on any Tax Return or in any proceeding before any Tax authority except with the prior written consent of the other party; provided, however, that nothing contained herein shall prevent any party hereto from settling any proposed deficiency or adjustment by any Governmental Body based upon or arising out of the Allocation, and no party shall be required to litigate any proposed deficiency or adjustment by any Governmental Body challenging such Allocation.  In the event that the Allocation is disputed by any Tax authority in writing, the party receiving notice of such dispute will promptly notify the other party, and the parties shall consult in good faith how to resolve such dispute in a manner consistent with the Allocation; provided that the failure of the party receiving such notice of dispute to promptly notify the other party shall not constitute a breach of this provision unless such other party is actually prejudiced by such failure.

Section 2.3Estimation and Payment of the Purchase Price. It is hereby agreed and understood that the Purchase Price is based, in part, on the Companies having aggregate Working Capital equal to the Working Capital Peg at Closing.  Accordingly, the Purchase Price is to be adjusted to the extent required pursuant to the procedures set forth in

Section 2.4 and Section 2.5 (the “Purchase Price Adjustments”) if at Closing the Working Capital is greater or less than the Working Capital Peg.

(a)Attached hereto as Exhibit 2.3 is a good faith and reasonable estimate by the Companies of (i) the Working Capital (the “Estimated Closing Date Working Capital”) as of immediately prior to Closing (which estimate shall be made in accordance with the Agreed Accounting Principles), (ii) the Closing Date Payment and each element thereof and (iii) a payment instructions letter stating the respective amounts, payees and wiring instructions relating to the payment of the Closing Date Payment, the deposit of the Escrow Amount with the Escrow Agent and the payoff of Indebtedness and the Seller Expenses outstanding as of immediately prior to Closing by Buyer (on behalf of the Companies) from the Purchase Price at the Closing (the “Payment Instructions Letter”).

(b)On the Closing Date, Buyer shall pay to the Sellers’ Representative for the benefit of the Sellers an amount equal to the Closing Date Payment by wire transfer of immediately available funds to the bank account(s) identified by the Sellers’ Representative in the Payment Instructions Letter.

(c)On the Closing Date, Buyer shall make payment with respect to the Senior Indebtedness, any other Indebtedness outstanding immediately prior to Closing and the Seller Expenses outstanding immediately prior to Closing, in each case in the amounts and in accordance with the instructions provided in the Payment Instructions Letter.

(d)On the Closing Date, Buyer shall deposit the Escrow Amount with the Escrow Agent by wire transfer of immediately available funds to the bank account(s) identified by the Escrow Agent in the Payment Instructions Letter.

The Companies shall be entitled to deduct and withhold from payments otherwise payable pursuant to this Agreement such amounts as are required under the Code or any provision of Law.  To the extent the amounts are so withheld, the withheld amounts will be treated for all purposes of this Agreement as having been paid to the persons in respect of which such deductions or withholdings were made.

Section 2.4Adjustments to the Purchase Price.

(a)As promptly as practicable (but not later than ninety (90) days) following the Closing Date, Buyer shall:

(i)prepare, in accordance with the Agreed Accounting Principles, a consolidated unaudited balance sheet of the Companies as of immediately prior to Closing (the “Preliminary Closing Date Balance Sheet”); and

(ii)deliver to the Sellers’ Representative the Preliminary Closing Date Balance Sheet and a statement setting forth (A) the Working Capital (the “Preliminary Working Capital Determination”) calculated by Buyer as of immediately prior to Closing, (B) the Cash of the Companies (“Preliminary Cash Determination”) showing Buyer’s calculation of Cash as of immediately prior to Closing, (C) the Indebtedness of the Companies outstanding as of immediately prior to Closing

(“Preliminary Indebtedness Determination”) calculated by Buyer, and (D) the Seller Expenses outstanding as of immediately prior to Closing (“Preliminary Seller Expenses Determination”) calculated by Buyer, in each case, calculated in accordance with the Agreed Accounting Principles and including reasonable supporting detail.

If requested by Buyer, the Sellers shall use commercially reasonable efforts to cooperate with Buyer in connection with such preparations and calculations.

(b)To the extent any of the Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Indebtedness Determination or Preliminary Seller Expenses Determination reflects a change in the Estimated Closing Date Working Capital, Estimated Closing Date Cash, Estimated Closing Date Indebtedness and Estimated Closing Date Seller Expenses, respectively, the Sellers’ Representative may, within thirty (30) days of its receipt thereof, send Buyer a written notice (a “Dispute Notice”) setting forth any objections that the Sellers’ Representative may have to the Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Indebtedness Determination or Preliminary Seller Expenses Determination.  Such Dispute Notice shall set forth in reasonable detail the basis or bases of such objection or objections together with the amount(s) in dispute. Any line item or amount not so covered by the Dispute Notice shall be deemed to be agreed upon, fixed, final and binding upon the parties hereto in the amounts determined by the Buyer hereunder.

(c)Upon receipt of a Dispute Notice within such thirty (30) day period, Buyer and the Sellers’ Representative shall attempt in good faith to resolve any dispute identified therein. If Buyer and the Sellers’ Representative are unable to resolve any such disagreement (“Unresolved Objections”) within twenty (20) days following Buyer’s receipt of the Dispute Notice, then the Unresolved Objections (and only the Unresolved Objections) shall be submitted to KPMG, LLP (the “Arbitrating Accountant”). The Arbitrating Accountant will be instructed to send to Buyer and Sellers’ Representative, within thirty (30) days of the date on which such dispute is referred to such Arbitrating Accountant, its determination of the Unresolved Objections which calculation thereof shall be made in accordance with the guidelines and procedures set forth in this Agreement and in accordance with the Agreed Accounting Principles and shall be fixed, final and binding on all parties, absent fraud or manifest error, and shall be considered an arbitral award for all purposes, and upon which a judgment may be entered by a court having competent jurisdiction. The parties shall reasonably cooperate with the Arbitrating Accountant.  The Arbitrating Accountant shall make such determination based solely on the data presented by the parties that are in accordance with the terms of this Article II (i.e., not by independent review).  The Arbitrating Accountant shall be the sole arbiter of all matters, procedural and/or substantive, as to such Unresolved Objections.  The Arbitrating Accountant shall have full authority to arbitrate all Unresolved Objections to the extent set forth in this Section 2.4. Each of Buyer and the Sellers’ Representative shall execute the Arbitrating Accountant’s standard engagement letter and fund one-half (1/2) of its standard retainer, if applicable. For the avoidance of doubt, the Arbitrating Accountant shall not make any determination for any amount other than the Unresolved Objections stated in the Dispute Notice.  The amounts of Preliminary Closing Date Balance Sheet, Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Indebtedness Determination and Preliminary Seller Expenses Determination determined by the Arbitrating Accountant, together with those amounts not so in dispute, shall be fixed, final and binding, absent fraud or manifest error, as the “Closing Date Balance Sheet,” “Closing Date Working Capital,” “Closing Date Cash”, “Closing Date Indebtedness” and “Closing Date Seller Expenses” respectively, for purposes of this Agreement.

(d)To the extent Sellers’ Representative does not timely issue a Dispute Notice in accordance with Section 2.4(b), then the Preliminary Closing Date Balance Sheet, Preliminary Working Capital Determination, Preliminary Cash Determination, Preliminary Indebtedness Determination and Preliminary Seller Expenses Determination delivered by Buyer pursuant to Section 2.4(a) shall be fixed, final and binding as the Closing Date Balance Sheet,  Closing Date Working Capital, Closing Date Cash, Closing Date Indebtedness and Closing Date Seller Expenses, respectively, for purposes of this Agreement.

(e)The fees and expenses of the Arbitrating Accountant hereunder shall be paid by the party whose calculation of disputed items is, in the aggregate, farther from the final calculations of such items, in the aggregate, determined by the Arbitrating Accountant.

Section 2.5Purchase Price Adjustments Payment.

(a)Promptly (but not later than five (5) business days) after the determination of the Closing Date Working Capital, Closing Date Cash, Closing Date Indebtedness and Closing Date Seller Expenses pursuant to Section 2.4, the parties shall make the Purchase Price Adjustments as follows:

(i)if the amount of the Final Payment exceeds the amount of the Closing Date Payment, then the Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to such excess, to the extent (and only to the extent) in excess of the Collar (the “Increased Adjustment Amount”), and the Increased Adjustment Amount shall be paid in accordance with Section 2.5(b); and

(ii)if the amount of the Closing Date Payment exceeds the amount of the Final Payment, then the Purchase Price shall be reduced on a dollar-for-dollar basis by an amount equal to such excess to the extent (and only to the extent) in excess of the Collar (the “Decreased Adjustment Amount”), and the amount of such Decreased Adjustment Amount shall be paid in accordance with Section 2.5(b).

(b)If the Purchase Price is increased or reduced pursuant to Section 2.5(a)(i) or (ii), respectively, promptly (but not later than five (5) business days) after the final determination of the Closing Date Working Capital, Closing Date Cash, Closing Date Indebtedness and Closing Date Seller Expenses pursuant to Section 2.4,  (i) in the case of an increase in the Purchase Price, Buyer shall pay to the Sellers’ Representative  (for immediate distribution to each Seller as determined by Sellers’ Representative in accordance with the Master Buy-Sell Agreement) by wire transfer of immediately available funds a dollar amount equal to the amount of the Increased Adjustment Amount, and (ii) in the case of a decrease in the Purchase Price, the Buyer and the Sellers’ Representative shall instruct the Escrow Agent to pay to Buyer, from the Adjustment Escrow Account, a dollar amount equal to the amount of such Decreased Adjustment Amount.  In the event the funds held in the Adjustment Escrow Account are insufficient to pay the amount of any such Decreased Adjustment Amount, each Seller shall, jointly and severally, promptly (and no later than five (5) business days after the Escrow Agent makes payment of the Adjustment Escrow Amount to Buyer) pay any deficiency to Buyer.  The Buyer and the Sellers’ Representative shall cause the Escrow Agent (in accordance with the terms of the Escrow Agreement) to pay by wire transfer of immediately available funds to the Sellers’ Representative on behalf of Sellers any remaining amounts of cash in the Adjustment Escrow Account within three (3) days of such Increased Adjustment Amount being paid to the Seller Representative pursuant to Section 2.5(b)(i) or such Decreased Adjustment Amount being paid to Buyer pursuant to Section 2.5(b)(ii).

Section 2.6Escrow Agreement.  On the Closing Date, Buyer, the Sellers’ Representative and JPMorgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement (the “Escrow Agreement”).  The Escrow Agreement shall provide for the establishment of an escrow account (the “Adjustment Escrow Account”) with the Escrow Agent to secure any payments to be made by Sellers pursuant to Sections 2.4 and 2.5 and a separate escrow account (the “Indemnity Escrow Account,” and together with the Adjustment Escrow Account, the “Escrow Accounts”) with the Escrow Agent to secure any payments to be made by Sellers pursuant to ARTICLE VIII At the Closing, Buyer shall deposit into the Adjustment Escrow Account the Adjustment Escrow Amount and shall deposit into the Indemnity Escrow Account the Indemnity Escrow Amount.  The Escrow Amount shall be held, invested and disbursed in accordance with the terms, conditions and provisions of the Escrow Agreement.  The Escrow Agent’s fees shall be split evenly by Buyer, on one hand, and Sellers, on the other hand, and paid (to the extent known) at Closing.  Upon the expiration of the one (1) year period following Closing, the Buyer and Sellers’ Representative shall cause the Escrow Agent (in accordance with the terms of the Escrow Agreement) to pay by wire transfer of immediately available funds to the Sellers’ Representative on behalf of Sellers any remaining amounts of cash in the Indemnity Escrow Account (not then subject to a claim by Buyer to be owed to a Buyer Group Member), together with any interest earned on any such amount.  Sellers and Buyer agree for all Tax purposes that: (i) the right of the Sellers to the Escrow Amount shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of Law, as appropriate; (ii) interest may be imputed on such amount, as required by Sections 483 or 1274 of the Code; and (iii) Buyer shall be treated as the owner of the Escrow Amount, and all interest and earnings earned from the investment and reinvestment of the Escrow Amount, or portion thereof, shall be allocable to Buyer pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8.

Section 2.7Herndon Holdco Warrant.  The Sellers shall cause the Companies to terminate the Herndon Holdco Warrant, effective as of the Closing. Sellers shall ensure that, after the Closing, the Warrant Seller will not have any right under the Herndon Holdco Warrant to acquire any securities of Herndon Holdco or to receive any payment or benefit with respect to the Herndon Holdco Warrant.

Section 2.8Companies Sub Debt.  The Sellers shall cause the Companies to terminate the Companies Sub Debt, effective as of the Closing. Sellers shall ensure that, after the Closing, the Sub Debt Sellers will not have any right under the Companies Sub Debt Facilities to acquire any securities of Herndon A&D or to receive any payment or benefit with respect to the Companies Sub Debt.

ARTICLE III

CLOSING

Section 3.1Closing Date.  The Closing shall be consummated upon the date hereof at the offices of Bryan Cave LLP, 211 N. Broadway, Suite 3600, St. Louis, Missouri 63102, or at such other time and place as shall be agreed upon by Buyer and the Sellers’ Representative.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 3.2Buyer’s Additional Closing Date Deliveries.  At the Closing, Buyer is, in addition to those items listed in Section 2.3, is delivering to the Sellers’ Representative all of the following:

(a)Copy of Buyer’s Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Delaware;

(b)Certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

(c)Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Sellers, as to (i)  no amendments to the Certificate of Incorporation of Buyer since the date specified in the certificate delivered pursuant to clause (a) above; (ii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, the Escrow Agreement any Buyer Ancillary Agreement and the transactions contemplated hereby and thereby and (iii) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

(d)A properly completed and duly executed IRS Form 8023 making the Section 338(h)(10) Election with respect to the purchase of Herndon Holdco; and

(e)The Escrow Agreement, duly executed by Buyer.

Section 3.3The Sellers’ Closing Date Deliveries.  At the Closing, the Sellers are, in addition to those items listed in Section 2.3 delivering or causing to be delivered by the Sellers’ Representative to Buyer all of the following:

(a)Copy of the Certificate of Incorporation or equivalent of each Seller and each of the Companies, certified as of a recent date by the Secretary of State of the state of incorporation or organization;

(b)Certificates of good standing of each Seller and each of the Companies, issued as of a recent date by the Secretary of State of its state of incorporation or organization and, with respect to each of the Companies, each state in which such Company is qualified to do business;

(c)Certificate of the secretary or an assistant secretary of each of the Companies, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to its respective Certificate of Incorporation or equivalent since the date specified in the respective Certificate of Incorporation or equivalent delivered pursuant to clause (a); (ii) its respective Bylaws or equivalent; (iii) the resolutions or authority of its respective Board of Directors, members, managers and/or trustee authorizing the execution and performance of this Agreement and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of its respective officers executing this Agreement.

(d)Certificate of the secretary, an assistant secretary or trustee of each of the Sellers that is a limited liability company, corporation, partnership or trust dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to its respective Certificate of Incorporation or equivalent since the date specified in the respective Certificate of Incorporation or equivalent delivered pursuant to clause (a); (ii) the resolutions of its respective Board of Directors, members, managers authorizing, or the authority of its trustee to consummate, the execution and performance of this Agreement and the transactions contemplated hereby and thereby; (iii) incumbency and signatures of the respective officers or trustee of any Seller executing this Agreement and (iv) with respect to each of the Sellers that is a limited liability company, its operating or limited liability company agreement;

(e)Evidence of the partial termination of the Master Buy-Sell Agreement and termination of the other items identified to be terminated on Schedule 5.25 (including Affiliate Contracts noted thereon) and an unconditional release of the Companies with respect thereto;

(f)The written resignations of the directors or managers of each of the Companies;

(g)The certificates representing the Polytrade Holdco Shares, each duly endorsed to Buyer or accompanied by duly executed stock powers;

(h)The certificates representing the Herndon Holdco Shares, each duly endorsed to Buyer or accompanied by duly executed stock powers;

(i)The Escrow Agreement, duly executed by the Sellers’ Representative;

(j)A warrant cancellation letter in form and substance acceptable to Buyer, duly executed by the Warrant Seller and Herndon Holdco, and effective as of the Closing;

(k)A copy of customary pay-off letters and Encumbrance releases in form and substance acceptable to Buyer with respect to the Senior Indebtedness and any other Indebtedness outstanding as of immediately prior to Closing, which pay-off letters shall provide for an agreement that, if such aggregate amount so identified is paid to such party on the Closing Date, then such Indebtedness shall be paid in full and all Encumbrances securing such

Indebtedness shall be released as of Closing, and evidence satisfactory to Buyer of release of all Encumbrances (other than Permitted Encumbrances) on the assets of the Companies or the Purchased Shares;

(l)Employment Agreements with Scott Herndon and Dan Rodrigues.

(m)A non-foreign person affidavit that complies with the requirements of Section 1445(b)(2) of the Code from each of Polytrade Seller and Herndon Seller;

(n)A cancellation letter in form and substance acceptable to Buyer, duly executed by each Sub Debt Seller, and effective as of the Closing;

(o)Evidence satisfactory to Buyer that all Consents set forth in Schedule 3.3(o) have been obtained;

(p)Releases from all individuals entitled to sale bonuses, including those set forth on Schedule 3.3(p);

(q)A letter of consent from each landlord under each Real Property Lease (as set forth on Schedule 3.3(q)), in form prepared by Sellers and in form and substance reasonably satisfactory to Buyer; and

(r)Evidence that Sellers have caused each Terminated Plan to terminate effective as of immediately prior to Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller, severally and not jointly, represents and warrants to Buyer, as of the date of this Agreement, as follows:

Section 4.1Authority of the Sellers; No Conflicts.

(a)Such Seller has the requisite power and authority to perform its obligations under this Agreement and to execute, deliver and perform this Agreement and each of the Seller Ancillary Agreements to which it is a party.  This Agreement and each of such Seller Ancillary Agreements has been duly authorized by such Seller and, upon execution and delivery by such Seller, will be (assuming the valid authorization, execution and delivery by Buyer, where Buyer is a party, or the other party or parties thereto) the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)To the extent such Seller is an individual, the execution and delivery by such Seller of this Agreement or any of the Seller Ancillary Agreements to which such Seller is a party and the consummation by such Seller of any of the transactions contemplated hereby or thereby, will not (i) result in (1) a material Breach of the terms, conditions or provisions of, or constitute a default under any note, instrument, mortgage, lease, franchise, financial obligation or other Contract to which such Seller is a party or by which such Seller is bound or (2) a Breach of any Court Order to which such Seller is a party or by which such Seller is bound, or (ii) require Consent of, or the making by such Seller of any material registration with, any Person.

(c)To the extent such Seller is a limited liability company, the execution and delivery by such Seller of this Agreement or any of the Seller Ancillary Agreements to which such Seller is a party and the consummation by such Seller of any of the transactions contemplated hereby or thereby, will not (i) result in (1) a Breach of such Seller’s Certificate or Articles of Formation or Operating Agreement, (2) a material Breach of any note, instrument, mortgage, lease, franchise, financial obligation or other Contract to which such Seller is a party or by which such Seller is bound or (3) a Breach of any Court Order to which such Seller is a party or by which such Seller is bound, or (ii) require a material Consent of, or the making by such Seller of any material registration with, any Person (except for the approval of the member and managers of such Seller which has been previously obtained).

(d)To the extent such Seller is a trust, the execution and delivery by such Seller of this Agreement or any of the Seller Ancillary Agreements to which such Seller is a party and the consummation by such Seller of any of the transactions contemplated hereby or thereby, will not (i) result in (1) a Breach of  such Seller’s trust formation and organization documents, (2) a material Breach of any note, instrument, mortgage, lease, franchise, financial obligation or other Contract to which such Seller is a party or by which such Seller is bound or (3) a Breach of any Court Order to which such Seller is a party or by which such Seller is bound, or (ii) require Consent of, or the making by such Seller of any material registration with, any Person (except for the approval of the trustees of such Seller which has been previously obtained), or other than, in each case, as would not materially impair the ability of such Seller to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 4.2Title to Purchased Shares.  Such Polytrade Seller or Herndon Seller, as applicable, is the sole record and beneficial owner of the Purchased Shares to be sold and delivered by such Seller to Buyer pursuant to this Agreement, free and clear of all Encumbrances, as set forth on Exhibit A.  The delivery of the Purchased Shares by such Seller to Buyer pursuant to this Agreement will transfer and convey good and valid title thereto to Buyer, free and clear of all Encumbrances (other than Encumbrances arising under applicable securities Laws). Except for this Agreement, or as set forth on Schedule 4.2, there are no agreements, arrangements, warrants, options, puts, rights or other commitments, obligations, plans or understandings of any character assigned or granted by such Seller or to which such Seller is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the Purchased Shares or other securities of any Company, as applicable. There are no dividends or other distributions which have accrued or been declared but are unpaid on the equity securities of any Company.

Section 4.3No Brokers.  Except as indicated on Schedule 4.3, neither such Seller nor any Person acting on such Seller’s behalf has incurred any obligation or Liability,

contingent or otherwise, to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 4.4HSR Act.  Sellers represent that in connection with the Closing, the aggregate value of the debt of the Companies to be paid-off, the transaction expenses of the Sellers, and the employee bonuses to be paid will be no less than $150 million.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

THE COMPANIES

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers and the Companies, jointly and severally, represent and warrant to Buyer, as of the date of this Agreement, as follows:

Section 5.1Organization; Capital Structure of the Companies; Power and Authority.

(a)Herndon Holdco has been duly incorporated and is validly existing and in good standing under the Laws of the State of Delaware.  Herndon Holdco is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, each of which is listed on Schedule 5.1(a), except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  Herndon Holdco has all requisite corporate power and authority to own or lease and operate its assets and to carry on its business as now conducted.  Herndon Holdco has made available to Buyer true and complete copies of its Certificate or Articles of Organization or Formation, bylaws and any amendments or supplements to the foregoing, in each case as presently in effect, and is not in violation in any material respect of any such documents.

(b)The authorized capital stock of Herndon Holdco consists of (i) 15,000 shares of class A voting common stock, no par value (the “Herndon Holdco Voting Common Stock”) and (ii) 15,000 shares of class B non-voting common stock, no par value (the “Herndon Holdco Non-Voting Common Stock”). There are 5,616.12 shares of Herndon Holdco Voting Common Stock and zero shares of Herndon Holdco Non-Voting Common Stock duly and validly issued and outstanding, fully paid and nonassessable and owned, beneficially and of record, free of all Encumbrances (other than Encumbrances arising under applicable securities Laws), by the Sellers listed on Exhibit A in the respective amounts indicated thereon.  Except for this Agreement, or as set forth in Schedule 5.1(b), there are no agreements, arrangements, options, warrants, puts, calls, rights or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any shares of capital stock or equity interests (or phantom stock, profit or equity participation, derivative ownership or similar interests) of Herndon Holdco.

(c)Polytrade Holdco has been duly incorporated and is validly existing and in good standing under the Laws of the State of Delaware.  Polytrade Holdco is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, each of which is listed on Schedule 5.1(c), except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  Polytrade Holdco has all requisite corporate power and authority to own or lease and operate its assets and to carry on its business as now conducted. Polytrade Holdco has made available to Buyer true and complete copies of its Certificate or Articles of Organization or Formation, bylaws and any amendments or supplements to the foregoing, in each case as presently in effect, and is not in violation in any material respect of any such documents.

(d)The authorized capital stock of Polytrade Holdco consists of 10,000 shares of common stock, $1.00 par value (the “Polytrade Holdco Common Stock”). There are 7,500 shares of Polytrade Holdco Common Stock duly and validly issued and outstanding, fully paid and nonassessable and owned, beneficially and of record, free of all Encumbrances (other than Encumbrances arising under applicable securities Laws), by the Sellers listed on Exhibit A in the respective amounts indicated thereon.  Except for this Agreement, or as set forth in Schedule 5.1(d), there are no agreements, arrangements, options, warrants, puts, calls, rights or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any shares of capital stock or equity interests (or phantom stock, profit or equity participation, derivative ownership or similar interests) of Polytrade Holdco.

(e)Herndon A&D has been duly incorporated and is validly existing and in good standing under the Laws of the State of Delaware.  Herndon A&D is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, each of which is listed on Schedule 5.1(e), except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  Herndon A&D has all requisite corporate power and authority to own or lease and operate its assets and to carry on its business as now conducted. Herndon A&D has made available to Buyer true and complete copies of its Certificate or Articles of Organization or Formation, operating agreement and any amendments or supplements to the foregoing, in each case as presently in effect, and is not in violation in any material respect of any such documents. Herndon A&D owns, beneficially and of record, and has good and valid title to, free and clear of all Encumbrances (other than Encumbrances arising under applicable securities Laws), 100% of the membership and/or equity interests (and there are no commitments to issue membership or equity interests) of each of Herndon Products and Polygon (and none of them has outstanding (or any obligation to issue) any phantom stock, profit or equity participation, derivative ownership or similar interests). Except for this Agreement, or as set forth in Schedule 5.1(e), there are no agreements, arrangements, options, warrants, puts, calls, rights or commitments of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any membership interest (or phantom stock, profit or equity participation, derivative ownership or similar interests) of Herndon A&D, Herndon Products or Polygon. There are no dividends or other distributions which have accrued or been declared but are unpaid on the equity securities of any Company.

(f)Polygon has been duly incorporated and is validly existing and in good standing under the Laws of the State of Texas.  Polygon is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, each of which is listed on Schedule 5.1(f), except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  Polygon has all requisite corporate power and authority to own or lease and operate its assets and to carry on its business as now conducted. Polygon has made available to Buyer true and complete copies of its Certificate or Articles of Organization or Formation, operating agreement and any amendments or supplements to the foregoing, in each case as presently in effect, and is not in violation in any material respect of any such documents.

(g)Herndon Products has been duly incorporated and is validly existing and in good standing under the Laws of the State of Missouri.  Herndon Products is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, each of which is listed on Schedule 5.1(g), except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.  Herndon Products has all requisite corporate power and authority to own or lease and operate its assets and to carry on its business as now conducted. Herndon Products has made available to Buyer true and complete copies of its Certificate or Articles of Organization or Formation, operating agreement and any amendments or supplements to the foregoing, in each case as presently in effect, and is not in violation in any material respect of any such documents.

Section 5.2Subsidiaries and Investments. Other than Polytrade Holdco’s and Herndon Holdco’s ownership of equity interests in Herndon A&D, and Herndon A&D’s ownership of equity interests in Herndon Products and Polygon, in each case, as described herein, none of the Companies, directly or indirectly, except as set forth on Schedule 5.2, (a) owns, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity (or phantom stock, profit or equity participation, derivative ownership or similar interests) or (b) has the right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any corporation, partnership, joint venture or other entity.  Except as set forth on Schedule 5.2, since its inception, no Company has consolidated or merged with, acquired all or substantially all of the assets of or acquired the stock or any interest in any Person.

Section 5.3Authority of Companies; Conflicts.

(a)Each of Polytrade Holdco and Herndon Holdco has the corporate power and authority to execute, deliver and perform this Agreement and the Seller Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Polytrade Holdco and Herndon Holdco has been duly authorized and approved by Polytrade Holdco’s and Herndon Holdco’s respective Board of Directors and does not require any further authorization, consent or corporate action.  This Agreement has been duly authorized, executed and delivered by Polytrade Holdco and Herndon Holdco and is (assuming the valid authorization, execution and delivery of this Agreement by Buyer) the legal, valid and binding obligation of by Polytrade Holdco and Herndon Holdco enforceable in accordance with its terms, and each of the Seller Ancillary Agreements to which any Company is a party has been duly authorized by such Company, and upon execution and delivery by such Company, will be

(assuming the valid authorization, execution and delivery by the Buyer, where the Buyer is a party, or the other party or parties thereto) a legal, valid and binding obligation of such Company, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)Except as set forth in Schedule 5.3(b), neither the execution and delivery by Polytrade Holdco and Herndon Holdco of this Agreement or any of the Seller Ancillary Agreements to which any Company is a party and the consummation by the Companies of the transactions contemplated hereby and thereby, nor the compliance by any Company with, or fulfillment by any Company of, the terms, conditions and provisions hereof or thereof will:

(i)result in a Breach of, or result in the creation or imposition of any Encumbrance upon any of the Purchased Shares or any of the assets of any Company under, (1) the constituent documents of any Company, (2) any note, instrument, mortgage, lease, franchise, financial obligation or other Contract to which any Company is a party or by which any Company is bound (other than Closing Date Indebtedness), (3) any Court Order to which any Company is a party or by which any Company is bound or (4) any Requirements of Law affecting any Company, other than, in the case of clause (2) above with respect to Contracts other than Material Contracts or Government Contracts, any such violations, Breaches, defaults or loss of rights that are not material; or

(ii)require any material Consent of, or the making by any Company of any material registration with, any Person.

Section 5.4Financial Statements.    Schedule 5.4 contains the following financial statements (collectively the “Financial Statements”):  (i) the audited, consolidated balance sheet of the Companies as of December 31, 2015 and the audited, consolidated statements of income and cash flows of the Companies for the fiscal year ended December 31, 2015, (ii) the audited, consolidated balance sheets of Herndon Products, Inc. and its subsidiary for the fiscal years ended December 31, 2013 and December 31, 2014, and the audited, consolidated statements of income and cash flows of Herndon Products, Inc. and its subsidiary for the fiscal years ended December 31, 2013 and December 31, 2014, (iii) the audited, consolidated balance sheets of Polytrade, Inc. and its subsidiary for the four-month period  ended December 31, 2013 and fiscal year ended December 31, 2014, and the audited, consolidated statements of income and cash flows of Polytrade, Inc. and its subsidiary for the fiscal years ended December 31, 2013 and December 31, 2014, (iv) the reviewed balance sheets of M.S. Inserts and Fasteners Corp. for the fiscal years ended December 31, 2013 and December 31, 2014, and the reviewed statements of income and cash flows of M.S. Inserts and Fasteners Corp. for the fiscal years ended December 31, 2013 and December 31, 2014, and (v) the unaudited, consolidated balance sheet of the Companies as of the Interim Balance Sheet Date (the “Interim Balance Sheet”) and the related unaudited, consolidated statements of income and cash flows for the three (3) months then ended.  The Financial Statements were prepared on the basis of the books and records of the Companies kept in the Ordinary Course and in conformity with GAAP and present fairly in accordance with GAAP, applied on a consistent basis throughout the period indicated, the financial position and results of operations of the Companies, as of their respective dates and for the respective periods covered thereby, subject, in the case of the financial statements referred to in clause (v), to (A) the lack of footnotes and (B) normal and non-recurring year-end adjustments (which will not be material in the aggregate).  Exhibit 2.3 attached hereto is a good faith and reasonable estimate of the Estimated Closing Date Working Capital, Closing Date Payment and all other items and amounts set forth therein.

Section 5.5Operations Since Balance Sheet Date.

Except as set forth in Schedule 5.5, from the Balance Sheet Date to the date hereof, there have been no changes in the assets, results of operations or financial condition of the Companies which have materially and adversely affected the Business.  Except as set forth in Schedule 5.5, since the Interim Balance Sheet Date, each of the Companies has conducted its businesses only in the Ordinary Course.  Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Schedule 5.5, none of the Companies has:

(a)sold, leased (as lessor), transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Interim Balance Sheet or any assets acquired by the Companies after the Interim Balance Sheet Date, except for inventory and non-material amounts of personal property sold or otherwise disposed of in the Ordinary Course and except for Permitted Encumbrances;

(b)cancelled any debts owed to or claims held by it (including the settlement of any claims or litigation) other than in the Ordinary Course and which, in the aggregate, are not material to the Companies;

(c)had a Material Adverse Effect;

(d)suffered any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Companies of more than $50,000 for any single loss or $100,000 in the aggregate for any related losses, or any failure to maintain insurance policies unmodified and without interruption;

(e)made any material change in accounting or Tax reporting principles, methods, or policies, any settlement of any material Tax controversy, or any amendment of any material Tax Return, or any material Tax election made by or with respect to any Company;

(f)made any declaration or payment of any distributions on or in respect of any equity securities or interests of any Company or redeemed, purchased or acquired any equity securities of any Company;

(g)hired or terminated employees or engaged or terminated independent contractors other than in the Ordinary Course;

(h)materially modified its pricing and purchasing policies and levels, or entered into, amended, renewed, terminated, or permitted to lapse any Contract other than in the Ordinary Course and which, in the aggregate, is not material to the Companies, or paid to or received from any Affiliate of any Company or Seller any amount;

(i)instituted any increase in any compensation payable to or made any change in the rate, timing, vesting, or funding of compensation, commission, bonus, or other direct or indirect remuneration payable or paid, or agreed to pay any bonus, incentive, retention, or other compensation, to or in respect of any manager, officer, or employee of any Company,  except with respect to current cash compensation of individuals to be paid less than $75,000 per annum;

(j)adopted, amended, modified, or terminated any of its Employee Plans or any other profit-sharing, bonus, incentive, deferred compensation, insurance, pension, vacation pay, retirement, medical, hospital, disability, fringe, welfare or other benefits made available to employees of any Company other than in the Ordinary Course or as required by applicable Law;

(k)except as disclosed in the Balance Sheet, made or committed to make any capital expenditures or capital additions or improvements (i) in excess of $75,000 individually or $75,000 in the aggregate, or (ii) outside the Ordinary Course consistent with past practices;

(l)changed its policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable (including any acceleration or delay or deferral of the payment or collection thereof) or failed to maintain the level and quality of its revenue-earning property;

(m)amended any of its certificate or articles of formation or organization or bylaws or operating agreement or similar, or failed to maintain its existence as a corporation, limited liability company or limited partnership, as applicable;

(n)adopted any plan of merger, consolidation, reorganization, liquidation, or dissolution, or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law, or consented to the filing of any bankruptcy petition against it under any similar Law;

(o)engaged in any transaction or provided any consideration relating to the release, modification, or diminution of any guarantee, Surety Bond, or other obligation of any Company or Seller or any Affiliate thereof except as expressly contemplated by this Agreement;

(p)made any loans, advances or capital contributions to, or investments in, any Person;

(q)entered into any compromise or settlement of any legal proceeding or any investigation by any Governmental Body;

(r)transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

(s)effectuated any split, combination or reclassification of its equity securities;

(t)written up or down (or failed to write up or down) the value of any assets, except in the Ordinary Course in accordance with GAAP;

(u)introduced any material change with respect to the Business of the Companies, including with respect to the products or services it sells, the areas in which such products or services are sold, its methods of manufacturing or distributing its products, the levels or quality of inventory, equipment, or revenue-earning property that it maintains, its marketing techniques, or its accounting methods other than in the Ordinary Course; or

(v)entered into any agreements or commitments to do or perform in the future any actions referred to in this Section 5.5.

Section 5.6Taxes.  Except as set forth in Schedule 5.6:

(a)Each Company has filed or caused to be filed all income and other Tax Returns required to be filed by it.  All Taxes due and owing by any Company, whether or not shown on any Tax Return, have been paid.  All such Tax Returns required to be filed by each Company are true, correct, and complete in all material respects.  All amounts required to be withheld by any Company from employees, independent contractors, creditors, or other third parties for Taxes have been collected or withheld and paid in full to the respective Governmental Body.  No Company is currently the beneficiary of any extension of time within which to file any Tax Returns.

(b)There is no audit or other administrative or judicial Tax proceeding of any Company currently pending or being conducted.  There are no Tax rulings, requests for rulings, or closing agreements relating to any Company that could affect the Liability for Taxes of the Buyer or any Company for any period (or portion of a period) after the Closing Date.  No Company has received notice of any Tax deficiencies of any kind assessed against any Company within the three (3) years prior to the date of this Agreement.

(c)No Company is currently subject to any waiver of any statute of limitations in respect to Taxes or agreement to any extension of time with respect to a Tax assessment or deficiency.

(d)No Company has been a member of an affiliated group filing a combined, consolidated, or unitary Tax Return or has Liability for the unpaid Taxes of any other Person (other than any subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor by operation of Law.

(e)No Company is a party to any Tax allocation or sharing agreement nor does any Company have any Liability to any Person with respect to any previously terminated Tax sharing agreement or similar arrangement (other than commercial Contracts, leases, loans, and other similar Contracts whose principal purpose is not the sharing of Tax obligations).

(f)No claim has been made in writing by a Tax authority within the past three (3) years in a jurisdiction where a Company does not file Tax Returns that a Company is subject to taxation by that jurisdiction.

(g)No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of income Tax Law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

(h)No Company has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

(i)No Company is or has been a party to any “reportable transaction” as defined in Code §6707A(c)(2) and Regulation §1.6011-4(b).

(j)The method of allocating income and deductions to each Company complies with the principles set forth in Section 482 of the Code and Treasury Regulations promulgated thereunder (and any corresponding provisions of Tax Law) and any other applicable Laws on transfer pricing.

(k)No interest on any existing indebtedness of any Company is subject to disallowance under Code §279 (or any corresponding or similar provision of Tax Law).

(l)Herndon Holdco is and has been since its date of formation, and Herndon Products, Inc. was from the date of its formation through the date of its conversion to a limited liability company, an S corporation as defined in Code §1361(a)(1) for federal and applicable state income Tax purposes, to the extent such state follows federal income Tax treatment of S corporations, and is eligible for such treatment.  Each of Herndon Holdco and Herndon Products has not and will not be (including as a result of the transactions contemplated by this Agreement) subject to any Taxes for any period ending on or prior to the Closing Date pursuant to Code §1374 or §1375.

(m)Polytrade Holdco is, and has been since its date of formation, classified as a corporation for federal income Tax purposes, and has not elected alternative treatment for state income Tax purposes.

(n)Herndon A&D is, and has been since its date of formation, properly classified as a partnership for federal income Tax purposes, and has not elected alternative treatment for state income Tax purposes.

(o)Polygon and Herndon Products are properly classified as disregarded entities for federal income Tax purposes, and neither has elected alternative treatment for state income Tax purposes.

Section 5.7Governmental Permits

(a)Except as set forth in Schedule 5.7(a), each of the Companies owns, holds or possesses all licenses, franchises, permits, privileges, immunities, Consents, identification numbers, waivers, accreditations, and other authorizations from a Governmental Body that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business as conducted at any time during the three (3) years immediately prior to the date of this Agreement (herein collectively called “Governmental Permits”), except for those Governmental Permits as to which the failure to so own, hold or possess would not materially and adversely affect the Business.

(b)Each of the Companies has complied in all material respects with all terms and conditions of the Governmental Permits except for those Governmental Permits as to which the failure to so comply would not materially and adversely affect the Business.  Schedule 5.7(b) contains a complete and accurate list of any Governmental Permit held by any Company. Each material Governmental Permit is in full force and effect.

(c)Except as set forth in Schedule 5.7(c), no event has occurred, or condition or circumstance exists (including as a result of this Agreement or the consummation of the transactions contemplated hereby), which (A) should reasonably be expected to constitute or result directly or indirectly in a Breach of or a failure to comply in any material respect with any term or requirement of any such Governmental Permit or (B) should reasonably be expected to result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any such Governmental Permit.

(d)Except as set forth in Schedule 5.7(d), none of the Companies has received any written or (to the Knowledge of the Companies) oral notice, report, order, demand, request for information, citation, summons, complaint, notice of Breach or directive or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential Breach of any term or requirement of any Governmental Permit or any investigation or hearing related thereto or (B) any actual, proposed, possible, or potential revocation, non-renewal, withdrawal, suspension, cancellation, or termination of, or modification to any Governmental Permit.

(e)All applications required to have been filed for the renewal of the Governmental Permits have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other material filings required to have been made with respect to such Governmental Permits have been duly made on a timely basis with the appropriate Governmental Bodies. Except as set forth on Schedule 5.7(e), each Company currently maintains all Governmental Permits required under the terms of the Material Contracts.

Section 5.8Real Property.

(a)None of the Companies owns or has an option to acquire any real property (the “Owned Real Property”).  Schedule 5.8(a) sets forth a true, correct, and complete list of each Real Property Lease under which a Company is lessee of, sublessee of, or holds or operates, any real property owned by any third Person (the “Leased Real Property”), which such description in Schedule 5.8(a) shall include: (i) the address of the Leased Real Property, (ii) the use currently occurring at the Leased Real Property, (iii) an identification of the Real Property Lease for such Leased Real Property, including the name of each applicable instrument, the date thereof and the parties thereto, (iv) the current base rental amount and term (including the commencement date and expiration date and any remaining extension or renewal options), and (v) to the Knowledge of the Companies, the amount of the security deposit currently being held by the landlord under such Real Property Lease.

(b)As of the date of this Agreement, to the Knowledge of the Companies, neither the whole nor any part of any Owned Real Property or Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the Knowledge of the Companies, no such condemnation or other taking is threatened.

(c)Each Company has good leasehold title to its applicable Leased Real Property and the Leased Real Property is free and clear of any Encumbrances against the Companies or any of their respective properties or assets, except for the Permitted Encumbrances. To the Knowledge of the Companies, the Permitted Encumbrances do not and should not reasonably be expected to materially impair or adversely affect the use, occupancy or operations of the Leased Real Property in the operation of the Business as currently conducted thereon.  The Companies have delivered to Purchaser true, correct, and complete copies of the Real Property Leases. None of the Companies has given or received any written notice of termination, cancellation, or non-renewal with respect to any Real Property Lease.

(d)Each of the Real Property Leases is valid and binding against the applicable Company and to the Knowledge of the Companies, the other parties thereto, and in full force and effect.  None of the Companies has received any written notice of any Breach of any of the Real Property Leases and each Company, and to the Knowledge of the Companies, each other party thereto, is in compliance in all material respects with all obligations of such party thereunder.  The Companies are currently in possession of the Leased Real Property and none of the Companies has subleased, assigned, or otherwise granted to any Person the right to use or occupy such Leased Real Properties or any portion thereof.  To the Knowledge of the Companies, no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a Breach of any such Real Property Lease that has not been redeposited in full.  To the Knowledge of the Companies, none of the Companies owes any brokerage commissions or finder’s fees with respect to any Real Property Lease.  None of the Companies has collaterally assigned or granted any Encumbrance in any Real Property Lease or any interest therein (other than Permitted Encumbrances).

(e)To the Knowledge of the Companies, the use or occupancy of the Leased Real Properties by any Company or operation of the Business thereon does not Breach any applicable building, zoning, subdivision, health and safety, and other land use Laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Real Properties.

(f)The Leased Real Property constitutes all interests in real property currently used or currently held for use in connection with the Business or which are necessary for the continued operation of the Business as the Business is currently conducted.

(g)The Leased Real Property is adequately serviced by all utilities necessary for the conduct of the Business as currently conducted thereon, and, to the Knowledge of the Companies, has adequate ingress and egress to operate the Business as currently conducted thereon.

Section 5.9Personal Property.

(a)Schedule 5.9(a) contains as of the date of this Agreement a list of all machinery, equipment, vehicles, furniture and other personal property owned by any Company having an original cost of $100,000 or more (the “Material Personal Property”).

(b)Schedule 5.9(b) contains as of the date of this Agreement a list of each lease or other agreement or right under which a Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except those which are terminable by such Company without penalty on sixty (60) days’ or less notice or which provide for annual rental payments of less than $100,000 (collectively, the “Personal Property Leases”). The Companies have delivered to Buyer true, correct, and complete copies of the Personal Property Leases, together with all amendments, modifications, or supplements thereto. Each Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee.  There is no material Breach of any Personal Property Lease by such Company or, to the Knowledge of the Companies, by any other party thereto, and no event has occurred, or condition or circumstance exists, which would reasonably be expected to constitute a Breach thereof.  Each Company and, to the Knowledge of the Companies, each other party to each Personal Property Lease is in compliance in all material respects with all obligations of such Company or such other party, as the case may be, thereunder. Each of the material Personal Property Leases is, and after the giving effect to the transactions contemplated by this Agreement will be, in full force and effect without the Consent of any Person, except as set forth on Schedule 5.9(b).

Section 5.10Intellectual Property.

(a)Schedule 5.10(a) contains an accurate and complete list of (i) all Intellectual Property owned by a Company that has registered or issued or for which any application for registration or issuance has been filed with a Governmental Body, and (ii) all Intellectual Property, including Software, that is not otherwise identified in Schedule 5.10(a) but that is material to the conduct of the business of a Company as currently conducted; in each case including as applicable, the title or a brief description, jurisdiction, the registration or application serial number and date, owner, and inventor or author.

(b)Except as disclosed in Schedule 5.10(b) a Company either: (i) owns the entire right, title and interest in and to the Intellectual Property that is necessary to the conduct of its business as currently conducted, free and clear of all Encumbrances (except Permitted Encumbrances); or (ii) has a contractual right or license or otherwise possesses legally enforceable rights to use the same in the conduct of its business.

(c)Except as disclosed in Schedule 5.10(c):  (i) all registrations and issuances for Intellectual Property identified in Schedule 5.10(a) are valid and in force, and all pending applications to register or issue any Intellectual Property so identified are in good standing and none have lapsed, expired or been abandoned; (ii) all Copyrights, Patent Rights and Trademarks (other than with respect to pending applications) owned by a Company and material to the conduct of the business of a Company as currently conducted are valid and enforceable; and (iii) the Companies have the sole right to bring actions for infringement or unauthorized use of the Intellectual Property owned by the Companies.  No Company has taken any action that should reasonably be expected to result in the abandonment, cancellation, or unenforceability of any registered Intellectual Property identified in Schedule 5.10(a).  Each Company has taken commercially reasonable steps to protect and preserve the confidentiality of all material Trade Secrets owned by a Company.  No Company has disclosed, delivered, licensed or otherwise made available, or has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for Software developed and owned by such Company.

(d)Schedule 5.10(d) sets forth a true, correct, and complete list of all written licenses and agreements: (i) pursuant to which the use by any Person of Intellectual Property is permitted by a Company; or (ii) pursuant to which the use by a Company of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”).  The Intellectual Property Licenses are valid, binding, and enforceable between the applicable Company and the other parties thereto and are, and after giving effect to the transactions contemplated by this Agreement will be, in full force and effect without the Consent of or notice to any Person.  There is no material Breach of any Intellectual Property License by any Company or, to the Knowledge of the Companies, by any other party thereto. Except as disclosed in Schedule 5.10(d), all Software used by the Companies, and not owned by one of the Companies, is licensed from third parties.

(e)Except as disclosed in Schedule 5.10(e), (i) no infringement, misappropriation or violation by any Company of any non-Patent Intellectual Property or of any Patent of another Person has resulted or is resulting from the conduct of its business, (ii) no Company has received notice alleging its infringement upon any Intellectual Property of another Person, and (iii) to the Knowledge of the Companies, no Person has infringed or is infringing, or otherwise has misappropriated or is misappropriating, any Intellectual Property of a Company.

(f)Except as disclosed in Schedule 5.10(f), as of the date hereof no proceedings are pending or, to the Knowledge of the Companies, threatened before any Governmental Body anywhere in the world which challenge the validity, enforceability, use or ownership of any Intellectual Property identified in Schedule 5.10(a).

(g)No current or former employee, consultant, contractor, or any other Person has any right, claim, or interest to any of the Intellectual Property owned by any Company.  To the Knowledge of the Companies, no employee, consultant, or contractor of any Company has been, is, or will be performing services for the Company in Breach of any term of any employment, invention disclosure or assignment, confidentiality, or noncompetition agreement or other restrictive covenant or any order as a result of such employee’s employment in, or such consultant’s or contractor’s engagement to provide services with respect to, the Company.

(h)The computer, information technology and data processing systems owned by each Company and material to the operation of the Company’s business as currently conducted (collectively, “Systems”), are (i) free from all material defects in design, workmanship and materials and conform in all material respects to the written documentation and specifications therefor, and (ii) sufficient for the needs of the Company, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Companies. Except as set forth in Schedule 5.10(h), all Systems, other than software that is duly and validly licensed to the Companies pursuant to a valid and enforceable agreement, are owned and operated by and are under the control of the Companies. From and after the Closing Date, the Companies will have and be permitted to exercise the same rights with respect to the Systems as the Companies exercised prior to the Closing Date, without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments which the Companies would otherwise have been required to pay anyway.

(i)Schedule 5.10(i) sets forth a correct, current and complete list of each item of Open Source Software that is incorporated into any Software developed and owned by a Company, and for each such item of Open Source Software, (A) the applicable Software, and (B) the name and version number of the applicable license agreement.  Each Company has complied in all material respects with all notice, attribution and other requirements of each license applicable to the Open Source Software disclosed in Schedule 5.10(i).  No Company has used any Open Source Software in a manner that requires the (A) disclosure or distribution of any Intellectual Property of a Company in source code form, (B) license or other provision of any Intellectual Property of a Company on a royalty-free basis, or (C) grant of any patent license, non-assertion covenant or other rights under any material Intellectual Property of a Company or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer any Intellectual Property of a Company.

(j)Except as set forth in Schedule 5.10(j), no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property owned by a Company.

Section 5.11Title to Property.  Except for assets disposed of in the Ordinary Course, one of the Companies has good and marketable title to (i) each item of Material Personal Property and (ii) each item of equipment and other tangible personal property reflected on the Interim Balance Sheet (or acquired after the Interim Balance Sheet) as owned by such Company, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances. Such assets include all assets currently used in the business of such Company necessary to conduct the business of such Company as currently conducted (other than those properly leased by a Company pursuant to a Material Contract), and none are owned by an Affiliate or third party except as disclosed herein.

Section 5.12No Violation, Litigation or Regulatory Action.  Except as set forth in Schedule 5.12:

(a)each of the Companies is, and at all times during the past three (3) years has been, in material compliance with all applicable Requirements of Law and Court Orders;

(b)there are no, and during the past three (3) years there have not been, any actions, notices of Breach, lawsuits, claims, suits, proceedings or investigations before any Governmental Body, mediator or arbitrator (each, an “Action”) pending or, to the Knowledge of the Companies, threatened against any Company or any Actions instituted by any Company or any Affiliate;

(c)to the Knowledge of the Companies, there is no, and during the prior three (3) years has not been, any investigation by a Governmental Body pending against or threatened against any Company;

(d)to the Knowledge of the Companies, no event has occurred, or condition or circumstance exists, which should be expected to result in a material Breach of any applicable Law;

(e)except as disclosed in Schedule 5.7, none of the Companies has received in the past three (3) years any written or, to the Knowledge of the Companies, oral, notice, report, order, demand, request for information, citation, summons, complaint, notice of Breach or directive or other communication from any Governmental Body of any Breach of any Law;

(f)the Companies have delivered or paid all unclaimed property to its original or proper recipient and filed all required reports with respect to unclaimed property; and

(g)there is no Action pending or, to the Knowledge of the Companies, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements.

Section 5.13Contracts.

(a)Schedule 5.13(a) (arranged in subsections corresponding to the subsections set forth below) sets forth a list of the following Contracts, other than Real Property Leases and Personal Property Leases, which are set forth on Schedule 5.8(a) and Schedule 5.9(b), respectively (each such Contract set forth or required to be set forth on Schedule 5.13(a), a “Material Contract”) to which any Company is a party:

(i)any Contract for the future purchase or sale of real property;

(ii)any Contract for the purchase by a Company of products, supplies or equipment (not including purchase orders for inventory in the Ordinary Course) which such Company reasonably anticipates will involve the payment after the date hereof of more than (x) $100,000, with respect to any Government Contract or (y) $200,000, with respect to any other Contract;

(iii)any loan agreements, promissory notes, indentures, bonds, security agreements, guarantees or obligations for borrowed money or other instruments involving Indebtedness, including all Contracts involving a loan (other than accounts receivable owing from trade debtors in the Ordinary Course), advance to, or investment in any Person, or any Contract relating to the making of any such loan, advance, or investment;

(iv)any partnership, joint venture, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development, or other similar agreement or arrangement;

(v)any Contract containing any covenant or provision prohibiting or restricting any Company from engaging in any line or type of business or geographic area or any other restrictive covenant, confidentiality, license, non-competition, non-solicitation, most favored nation, exclusivity, or other items or provisions in each or any case that restrict any Company’s (or its  successor’s) rights and ability to operate;

(vi)any Contract that licenses to a third party the right to conduct its business or any part thereof or any Contract assigning or transferring any right to all or any of the revenues therefrom;

(vii)any management service, consulting, financial advisory, or any other similar type of Contract and all Contracts with investment or commercial banks;

(viii)all Contracts (other than this Agreement and the Seller Ancillary Documents) between any Company and (A) any Affiliate of any Company or Seller, (B) any current or former officer or manager of any Company or Seller, or (C) any other Company or Seller;

(ix)all Contracts (including letters of intent) relating to the acquisition by any Company of any operating business or the equity securities or interests of a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) (“Acquisition Agreements”);

(x)all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute that have any continuing effect on any Company;

(xi)all Contracts involving (A) a standstill or similar arrangement (other than any such Contracts entered into by prospective buyers in connection with the proposed acquisition of the Purchased Shares which are not Breached in connection herewith) or (B) confidentiality provisions, except for confidentiality provisions contained in Contracts entered into in the Ordinary Course where the aggregate maximum exposure does not exceed $100,000 or in connection with the transaction contemplated by this Agreement;

(xii)all Contracts pursuant to which any Company has an indemnification or guaranty obligation, other than, where the maximum possible exposure is less than $50,000, with respect to (A) customer and vendor contracts entered into in the Ordinary Course and (B) Acquisition Agreements;

(xiii)all Contracts (A) for the employment of any officer, individual employee, or other Person on a full-time or consulting basis providing for annual payments in excess of $100,000, (B) requiring severance payments or payments upon a change in control and/or (C) for deferred compensation or severance, the obligations of which would survive the Closing Date;

(xiv)all collective bargaining agreements or other agreements with any labor union;

(xv)all Contracts that involve the performance of services, or delivery of goods or materials, by any Company during the trailing twelve (12) month period immediately prior to the date of this Agreement of an amount or value in excess of $200,000 in the aggregate, including all master service agreements (regardless of dollar thresholds);

(xvi)all Contracts containing a grant by or to any Company of any right relating to or under the Intellectual Property of any Person (other than off-the-shelf software that is licensed to any of the Companies on non-discriminatory pricing and other terms);

(xvii)all powers of attorney granted to any Person;

(xviii)all Contracts involving, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, to or from any Affiliate or to or from any third Party; and

(xix)any other agreement to which any Company is a party the termination of which would have a Material Adverse Effect.

(b)True, correct, and complete copies of the Material Contracts have previously been provided to Buyer by the Companies.  No Company is in material Breach, and no event has occurred, or condition or circumstance exists, which would reasonably be expected to constitute a Breach of any Material Contract by any Company or, to the Knowledge of the Companies, by any other party thereto.  Each Material Contract is in full force and effect, is valid and enforceable against such Company, and to the Knowledge of the Companies, the other party thereto in accordance with its terms and is not subject to any claims, charges, setoffs or defenses.  Except as set forth on Schedule 5.13(b), during the past twelve (12) months, there have been no material disputes pending or, to the Knowledge of the Companies, threatened under any Material Contract and no Company has asserted or threatened to assert any claim under any Material Contract.

(c)Except as set forth on Schedule 5.13(c), none of the Companies (i) has any obligations or restrictions, including any contingent obligations, outstanding under any Acquisition Agreement (including under any earn-out provisions, any restrictive covenants or any indemnification obligations) or (ii) will forfeit, in whole or in part, any rights (including any right of enforcement) under any Acquisition Agreement as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.14Accounts Receivable; Inventory.

(a)Set forth on Schedule 5.14(a) is a true and complete list of all accounts and notes receivable of each Company as of March 31, 2016 (together with any other accounts receivable of the Companies arising after such date to the Closing Date, the “Accounts Receivable”). Each Account Receivable is valid, genuine and existing and arose or will have arisen from bona fide arms’ length sales of products or services actually made in the Ordinary Course. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the Interim Balance Sheet Date, subject to the reserve shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the date of the Interim Balance Sheet, on the accounting records of the Companies, are, to the Knowledge of the Companies, valid and binding obligations of the account debtors collectible in the Ordinary Course, subject to the recorded allowance for collection losses or discounts on the Interim Balance Sheet or, in the case of accounts receivable arising since the date of the Interim Balance Sheet, on the accounting records of the Companies. All such reserves, allowances, and discounts were and are adequate and consistent in extent with the reserves, allowances, and discounts previously maintained by the Companies in the Ordinary Course and determined in accordance with GAAP consistently applied.  No Accounts Receivable debtor (i) has refused or, to the Knowledge of the Companies, threatened to refuse to pay any obligations it has in excess of $50,000 in the aggregate to any Company for any reason, or has otherwise made a written claim, or to the Knowledge of the Companies a verbal claim, to set off such an amount owed to any Company or similar; or (ii) to the Knowledge of the Companies, is insolvent or bankrupt.

(b)The Companies own all inventories of finished goods, products, packaging, supplies, parts and other inventories (including in-transit inventory) used, useable or otherwise saleable in the Ordinary Course (the “Inventory”) as is set forth on the books and records of the Companies. For the past three (3) years, all Inventory of each Company (i) is and has been (A) fit for its particular use, (B) properly packaged and labeled, (C) fully traceable to the manufacturer, (D) factory new, (E) duly certified by the original factory manufacturer with all manufacturer certifications obtained or available and test reports where required by Law or a customer, (F) compliant with all Laws, including FAR, (G) in conformity with applicable industry standards and (H) in conformity with any customer Contracts for which it was ordered containing requirements for such Inventory, (ii) consists of a quality usable and salable in the Ordinary Course, (iii) does not include any damaged, defective or spoiled items, and (iv) does not include any obsolete items net of the reserve on the Interim Balance Sheet.  Except as set forth in Schedule 5.14(b), all Inventory is owned by the Companies free and clear of all Encumbrances other than Permitted Encumbrances, and no Inventory is held on a consignment basis. The Companies have been granted by the manufacturers of the Inventory any Intellectual Property rights necessary to market and sell the Inventory in the Ordinary Course.  All rebates (if any) historically collected by any Company with respect to the Inventory were properly applied for, collected and recorded in accordance with all policies established by all Persons paying such rebates. No Company has ever applied for or received a rebate to which it was not entitled under the policies and procedures of the Person issuing the rebate.

Section 5.15Employee Benefits.

(a)Schedule 5.15(a) sets forth a correct and complete list of all material “employee benefit plans” (as defined in Section 3(3) of ERISA), and each other employee benefit plan, consulting, change-of-control, bonus, incentive, deferred compensation, fringe benefit and other similar benefit plan, program, or arrangement), in each case whether or not reduced to writing and whether funded or unfunded, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Companies (collectively, the “Employee Plans”) for the benefit of any current or former employees of any of the Companies (collectively, the “Employees”), any current or former officer, director, retiree, independent contractor or consultant of the Companies or any spouse or dependent of such individual, or under which the Companies have any liability.

(b)Except as set forth in Schedule 5.15(b), none of the Companies nor any ERISA Affiliate has sponsored, maintained, contributed to, or otherwise had any liability with respect to an Employee Plan or other arrangement that is or was a Multiemployer Plan, a “multiple employer plan” (as defined in Section 413(c) of the Code), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a plan that is or was subject to Title IV of ERISA.

(c)To the extent applicable, correct and complete copies of the following documents, with respect to each of the Employee Plans, have been delivered or made available to Buyer by the Companies, to the extent applicable: (i) the current plan documents and amendments thereto, and related trust documents, insurance Contracts or other funding instruments, and amendments thereto; (ii) where the Employee Plan has not been reduced to writing, a written summary of all material plan terms; (iii) the most recent IRS determination letter or opinion letter, and any outstanding determination letter applicable; (iv) the most recent summary plan descriptions and any summaries of material modifications thereto; (v) Forms 5500 for the three most recent plan years, including without limitation all schedules thereto, all financial statements with attached opinions of independent accountants, and all actuarial reports; (vi) the nondiscrimination testing results for the three most recent plan years and (vii) a copy of the Pension Benefit Guaranty Corporation Form 1.

(d)Each of the Employee Plans has been maintained in all material respects in accordance with their terms and with all applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 and any other applicable law, and none of the Companies nor, to the Knowledge of the Companies, any “party in interest” or “disqualified person” with respect to the Employee Plans has engaged in a material “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA for which an applicable statutory or administrative exemption does not exist.  All benefits, contributions and premiums relating to each Employee Plan have been timely paid in accordance with the terms of such Employee Plan and all applicable laws and accounting principles, and all benefits accrued under any unfunded

Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.  All Employee Plans intended to qualify under Section 401(a) of the Code have received a favorable determination letter, or such Employee Plans are maintained on a pre-approved plan that has received an opinion or advisory letter, from the IRS, and, to the Knowledge of the Companies, there are no facts or circumstances that would adversely affect the qualified status of any such Employee Plan, except for such facts or circumstances which would not be material.

(e)Except as set forth in Schedule 5.15(e), none of the Employee Plans provides for post-employment life, health or medical insurance or life, health, medical or other welfare benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or applicable state law or otherwise at the expense of the participant or the participant’s beneficiary.

(f)Each Employee Plan that is a group health plan has complied in all material respects in form, operation and administration with the employer shared responsibility mandate, to the extent applicable, under Code Section 4980H, and the Companies are not subject to, or reasonably could be expected to be subject to, any “assessable payments” (within the meaning of Code Section 4980H) for any month beginning prior to the Closing Date.

(g)Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event, excluding any actions taken by Buyer following the Closing Date): (i) cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Companies; (ii) materially limit or restrict the right of the Companies to merge, amend or terminate any Employee Plan; or (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(h)Neither the Companies nor any of their ERISA Affiliates has (i) incurred or, to the Knowledge of the Companies, reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA or related provisions of the Code relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Multiemployer Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(i)There has been no material violation of or material failure to comply with ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Plans with the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or any other Governmental Body or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Plans.

(j)There is no pending or, to the Knowledge of the Companies, threatened suit, litigation, arbitration, claim, action or proceeding pending or threatened relating to an Employee Plan (other than routine claims for benefits), and no Employee Plan is the subject of an examination or audit by a Governmental Body or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Body.

(k)Each Employee Plan that is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) since January 1, 2005 (or, if later, the date of its adoption or amendment).  None of the Companies has any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409(A)(a)(1)(B) of the Code.

(l)Each individual who is currently performing services for the Companies and has been classified by the Companies as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Employee Plan or the governing terms of each applicable Employee Plan exclude participant and accrual of benefits by any reclassified or misclassified independent contractor.

Section 5.16Employee Relations and Agreements.

(a)Schedule 5.16(a) contains a true and complete listing, as of a recent date, of all current directors and officers of the Companies, and all other employees, consultants and independent contractors of the Companies who have received or are scheduled to receive compensation from the Companies and sets forth for each such individual the following: (i) current job title, (ii) aggregate annual salary rates and other incentive, bonus or other incentive pay, (iii) date of hire, (iv) whether the employee is paid salary or hourly, and (v) whether the employee is classified as exempt or non-exempt.  The Companies are not delinquent in payments to any of their employees, independent contractors or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for Companies or for amounts required to be reimbursed to such employees and consultants.

(b)None of the Companies is or has been in the past two (2) years a party to or bound by any labor Contract or collective bargaining agreement. There is not, and has not been during the twelve (12) months prior to the Closing Date, any unfair labor practice charge or complaint against any Company pending before the National Labor Relations Board, and no such charge or complaint has been made against any Company, or to the Knowledge of the Companies, threatened against any Company. There is not and has not been pending or existing in the two (2) years prior to the Closing Date any strike, slowdown, work stoppage or lockout involving any employees of the Companies or, to the Knowledge of the Companies, any efforts or campaign by any employees of the Companies or third-parties to organize any employees of the Companies into any organization or union for the purpose of collectively negotiating with the Companies employment terms and conditions of the employees of the Companies.  To the Knowledge of the Companies, no application or petition for an election of or for certification of a collective bargaining agent is pending with respect to any employees of the Companies.

(c)Except as set forth in Schedule 5.16(c) , there is no, and has not been during the twelve (12) months prior to the Closing Date, any charge of discrimination or complaint against any Company pending before the Equal Employment Opportunity Commission or similar Governmental Body. There is not, and has not been in the twelve (12) months prior to the Closing Date, any charge or complaint against any Company pending or, to the Knowledge of the Companies, threatened before any agency of the U.S. Department of Labor, or any other federal, local or state agency that enforces Laws related to labor and employment.

(d)Each of the Companies is, and during the past four (4) years has been, in material compliance with all Laws respecting employment, employment practices, labor, collective bargaining, equal employment opportunity, OSHA, ERISA, Americans with Disabilities Act, the Fair Labor Standards Act, the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”), discrimination, retaliation, terms and conditions of employment and wages and hours, Executive Order 11246, the Rehabilitation Act, the Vietnam Era Veterans Readjustment Assistance Act, and all other Laws governing affirmative action and other employment-related obligations on federal contractors and subcontractors, EEO and VETS 100/4212 reporting obligations, and has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments to Employees, except for such instances of noncompliance which would not be material. No executive, employee, or group of employees has given the Companies written notice or, to the Knowledge of the Companies, oral notice, that he or she intends to terminate employment with any Company. The Companies have not implemented any plant closing or mass layoff of employees as those terms are defined in the WARN Act or any similar Law. Except as set forth in Schedule 5.16(d), the Companies have not terminated the employment of any employee in the past ninety (90) days.

(e)Except as set forth in Schedule 5.16(e), there are no pending or, to the Knowledge of the Companies, threated Actions against any of the Companies pertaining to the employment of labor, including those relating to wages, hours, collective bargaining, employment discrimination, sexual harassment, workers’ compensation, and the payment or withholding of taxes.

(f)All employees have provided the required documentation and have attested that they are either U.S. citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable Laws.

Section 5.17Environmental Matters.  Except as set forth in Schedule 5.17:

(a)Except in compliance with Environmental Laws and in a manner that would not reasonably be expected to subject Buyer to liability, to the Knowledge of the Companies, no Hazardous Materials are present on any Real Property.

(b)To the Knowledge of the Companies, none of the Companies has discarded any waste at any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to a disposal site listed on the National

Priorities List or any analogous foreign, state or local list or to any waste disposal site requiring or undergoing Remedial Action by any Governmental Body.

(c)To the Knowledge of the Companies, there is no fact, circumstance, or condition that is reasonably expected to result in liability or Losses under any Environmental Law.

(d)The Companies have made available to Buyer copies of all written environmental reports, studies, and audits pertaining to the Real Property and pertaining to property formerly owned, operated, or leased by the Companies that were commissioned by or on behalf of the Companies or at its request or known to the Company to have been received by the Company within the last three (3) years.

(e)Each of the Companies is, and has been for the last three (3) years, in compliance with all applicable Environmental Laws.

(f)None of the Companies has received any written notice, or to the Knowledge of the Companies oral notice, of any claim by any Governmental Body involving a demand for damages or other potential liability pursuant to any Environmental Laws or alleging a violation by any of the Companies of Environmental Law.

Section 5.18No Undisclosed Liabilities.  Except as set forth in Schedule 5.18 or to the extent specifically reflected and accrued for or specifically reserved against on the face of the Interim Balance Sheet, none of the Companies has any Liabilities, other than liabilities to be discharged at Closing and current Liabilities incurred in the Ordinary Course since the Interim Balance Sheet Date consistent in amount and kind with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any Breach of Contract, Breach of warranty, tort, infringement, or violation of Law). No Company engages in or maintains any off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the Securities Act).

Section 5.19Condition of Assets.  Except as set forth in Schedule 5.19, the (a) equipment and other tangible personal property of the Companies, (b) the buildings, structures, fixtures, appliances, building systems, utilities (including, all water, sewer, gas, electrical and HVAC systems), and equipment located on any Owned Real Property or Leased Real Property and (c) the material tangible personal property used by any Company under the Personal Property Leases are (i) in good operating condition (subject to normal wear and tear given the use and age of such assets) and (ii) are usable in the Ordinary Course.  None of the foregoing described items is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that, to the Knowledge of the Companies, are not significant in nature or cost.  Schedule 5.19 lists all vehicles owned by any Company or used or held for use in the business of any Company.  All such vehicles are: (i) properly licensed and registered in accordance with Applicable Laws; and (ii) fully insured.

Section 5.20Customers and Suppliers.  Schedule 5.20 sets forth a list of names of the fifteen (15) largest customers of the Companies in 2014 and 2015, respectively (collectively, the “Major Customers”) and the twenty-five (25) largest suppliers of the Companies in 2014 and 2015, respectively (collectively, the “Major Suppliers”), measured in each case by dollar volume of purchases or sales during the fiscal years ended December 31, 2014 and December 31, 2015, respectively.  Except as set forth on Schedule 5.20, no Major Supplier or Major Customer has, during the last twelve (12) months, adversely decreased or modified the terms of or, to the Knowledge of the Companies, threatened or made any statements or communications that should reasonably suggest a desire, to adversely decrease or modify the terms of, its provision of services or receipt of supplies to or from the Companies, and there is not any material dispute therewith. Except as set forth on Schedule 5.20, to the Knowledge of the Companies, no facts or circumstances exist that are reasonably likely to result in (i) the termination of business between any Major Customer and any Company, (ii) any adverse reduction in the volume of purchases from any Company by any Major Customer, (iii) any adverse change to the terms or conditions on which any Material Customer does business with any Company or (iv) any other adverse change to any relationship between any Material Customer and any Company.  Except as set forth in Schedule 5.20, since the Balance Sheet Date, no Major Supplier or Major Customer has terminated its business relationship with any of the Companies.  Except as set forth in Schedule 5.20, none of the Companies provides any customer any preferential terms or discounts, or otherwise bundles products and/or services (on a de facto or de jure basis) for the direct or indirect benefit of any of its Affiliates.  Except as set forth in Schedule 5.20, none of the Affiliates of any Company provides any customer any preferential terms or discounts, or otherwise bundles (or provides any similar arrangement) products and/or services (on a de facto or de jure basis) for the direct or indirect benefit of any Company.  Except as set forth in Schedule 5.20, all Contracts with customers or suppliers of the Companies are on arms’ length terms. Except as set forth in Schedule 5.20, none of the Companies benefits from any preferential terms or discounts from any supplier directly or indirectly as a result of any de facto or de jure bundling (or similar arrangement) of products or services with any products or services sold to any of its Affiliates.  Except as set forth in Schedule 5.20, none of the Affiliates of any Company benefits from any preferential terms or discounts from any supplier directly or indirectly as a result of any de facto or de jure bundling (or similar arrangement) of products or services with any products or services sold to any Company.   No Company has ever obtained revenues on orders under any set-aside program other than a small business set-aside program; the Companies’ revenue on orders under long-term contracts from customers under small business set-aside programs or arrangements have not exceeded $25,000,000 for the calendar year  2015.

Section 5.21Insurance.  Schedule 5.21 sets forth a true and complete list of all insurance policies and self-insurance programs covering the assets, business, equipment, properties, operations, employees, consultants, officers and directors of each Company (“Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy and the amount of coverage. The Insurance Policies are of the type and in the amounts sufficient for compliance with all applicable Laws and insurance requirements set forth in applicable Material Contracts to which any Company is a party or by which it is bound. True and complete copies of all such Insurance Policies have been made available to Buyer. There is no claim by any Company currently pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurers of such policies. Schedule 5.21 contains a list of (a) all pending claims under the Insurance Policies and any instances in the last three (3) years of a denial (or limitation in scope or amount) of coverage or claim of any Company by any insurance company and (b) all claims paid by any Company’s insurance carriers on behalf of the Companies during the last three (3) years. All premiums currently payable under all such policies have been paid, and each Company is otherwise in compliance in all material respects with the terms of such policies. To the Knowledge of the Companies, no Company has received any written notice of: (i) cancellation, adverse modification, or intent to cancel or increase premiums with respect to such Insurance Policies; or (ii) any significant changes that are required in the conduct of the Companies’ business as a condition.

Section 5.22Trade Compliance; Anti-Bribery/Anti-Corruption.

(a)Each of the Companies is, and has been in the five (5) years prior to the Closing Date, in material compliance with (i) trade embargoes and applicable provisions of U.S. export control, sanction and trade Laws and regulations, including, without limitation, the Export Administration Regulations, 15 C.F.R. Parts 730 to 774 (“EAR”), administered by the United States Department of Commerce; the Arms Export Control Act (22 U.S.C. 2778) and the  International Traffic in Arms Regulations, 22 C.F.R. Parts 120 to 130 (“ITAR”), administered by the United States Department of State; the embargoes, restrictions and regulations administered by OFAC, 31 C.F.R. Parts 500 to 597; Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Prohibited Persons; the Tariff Act of 1930, as amended, and regulations administered by the, Bureau of Customs and Border Protection (collectively, the “Trade Laws”); (ii) anti-bribery and anti-corruption Laws, including, without limitation, the Foreign Corrupt Practices Act (the “FCPA”) and, to the extent applicable, the UK Bribery Act of 2010, (collectively, “Anti-Corruption Laws”); and (iii) the applicable Laws of other countries relating to the same subject matter as the Trade Laws and Anti-Corruption Laws referenced above.  None of the Companies has received any notices from competent authorities of noncompliance, complaints or warnings with respect to its compliance with Trade Laws or Anti-Corruption Laws.

(b)Without limiting the generality of the foregoing, during the last five (5) years the Companies have not, in violation of Law, provided or received, any product, technology, or service, directly or indirectly, to or from, or otherwise engaged in any transaction or dealing involving, Cuba, Iran, North Korea, Sudan, Syria, the Crimea region, or any Prohibited Person.

(c)Each Company has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Trade Laws and Anti-Corruption Laws.  No Company has, within the past five years, (i) made a voluntary disclosure or prior disclosure with respect to violations of Trade Laws  or Anti-Corruption Laws; (ii) been subject to any (x) claim, action, seizure, detention, liquidated damages, administrative penalty proceeding, or civil action for alleged or actual violation of Trade Laws or Anti-Corruption Laws, including underpayment of import or export duties, Taxes or fees, (y) suspension of export privileges, or (z) enforcement action or sanction or, to its Knowledge, investigation by any Governmental Body arising under any Trade Laws or Anti-Corruption Laws; or (iii) made or provided any false statement or omission to any Governmental Body in connection with the importation or exportation of merchandise.

(d)None of the Companies or any Affiliate is a Prohibited Person.

(e)None of the Companies has, and no Affiliate or agent of any Company, and no other Person acting on behalf of or associated with any Company, acting alone or together, has in violation of applicable Law: (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances, or any other economic benefits, regardless of their nature or type, from any customer, supplier, or employee or agent of any customer or supplier; or (ii) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, or employee or agent of any customer or supplier, any official or employee of any Governmental Body (domestic or foreign), or any political party or candidate for office, or other Person who was, is or may be in a position to help or hinder the business of any Company (or assist any Company in connection with any actual or proposed transaction).

(f)No Company or Seller has, nor, to the Knowledge of the Companies, have any of their respective employees, agents, advisors, representatives, or others whose action may lead to a violation of applicable Law by the Company, taken any action, directly or indirectly, that constitutes a Breach by such Persons of Anti-Corruption Laws, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” or any foreign political party or official thereof or any candidate for foreign political office, for the purpose of (i) influencing any official act or decision of such official, (ii) inducing a foreign official to do or omit to do any act in violation of the lawful duty of such official, (iii) securing any improper advantage, or (iv) inducing such official to use his influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality in order to assist any Company in obtaining or retaining business for or with, or directing business to, any person. For purposes of this Agreement “foreign official” means: (i) any officer or employee of a foreign government or any department, agency or instrumentality thereof, or of a public international organization, or of any political party, or any person acting in an official capacity for or on behalf of such government or department, agency, instrumentality, political party, or public international organization; and (ii) officials of government-owned corporations.

(g)No Company is permitted access to, and no Affiliate of any Company (or any of their personnel, representatives, or agents), wherever located, or any supplier or customer of any Company or Affiliate has had been permitted in the past five years access to, information controlled pursuant to the EAR or the ITAR without such export license(s) or other authorization required by Laws.

(h)Schedule 5.22(h) sets forth a true and correct list of the Contracts under which, during the five (5) years prior to the date of this Agreement, any Company has: (i) manufactured “defense articles,” exported or re-exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in the ITAR, or (ii) exported or reexported items (including technology), including through release to foreign nationals in the United States, pursuant to a license issued by the Bureau of Industry & Security of the United States Department of Commerce.

Section 5.23No Brokers.  Except as set forth in Schedule 5.23, none of the Companies nor any Person acting on a Company’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 5.24Warranty Liability.  All of the work and services performed and products delivered by each Company have materially conformed with all express warranties made by such Company and with all applicable implied warranties, and no Liability for replacement, repair, or performance thereof or other damages exist in connection therewith, subject only to the reserve for warranty claims set forth on the face of the Interim Balance Sheet as adjusted for operations and transactions through the Closing in the Ordinary Course. No Company has any contractually or legally mandated warranty Liability for replacement or repair with respect to any products currently or previously delivered, manufactured, sold, provided, distributed, shipped, or licensed or any services rendered, by any Company or other damages in connection therewith.  No warranty claims have been made against any Company in the thirty-six (36) months preceding the date of this Agreement.

Section 5.25Related Party Transactions.  Except as described Schedule 5.25, during the past three (3) years, no Company has or has had any contractual relationship with any other Company, any Seller, or any Affiliate of any Company or Seller and any sales from any Company to any other Company, any Seller, or any Affiliate of any Company or Seller were at cost and paid in cash.  Except as described in Schedule 5.25, during the past three (3) years, neither any Company nor any of its respective Affiliates: (i) has owned or owns any direct or indirect interest of any kind in, or controls or is a manager, officer, employee, or partner of, or consultant to, or lender to, or borrower from, or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, distributor, customer, landlord, tenant, creditor, or debtor of any Company, (B) engaged in a business related to the business of any Company, or (C) a participant in any transaction to which any Company has also been a party; or (ii) is or has been a party to any Contract with any Company (other than this Agreement and the Seller Ancillary Agreements or other Contracts entered into in connection herewith and therewith) or engaged in any transaction or business with any Company.

Section 5.26Surety Bonds.  Each Company has posted all material deposits, letters of credit, trust funds, stand-alone indemnification agreements, bid bonds, performance bonds, completion bonds, reclamation bonds, and surety bonds (along with all such similar undertakings, “Surety Bonds”) required to be posted currently in connection with its operations in the Ordinary Course, all of which are listed in Schedule 5.26.

Section 5.27Bank Accounts.    Schedule 5.27 is a true and complete list of: (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Company maintains accounts and the location of all lockboxes and safe deposit boxes of any Company, (b) the names of all Persons authorized to draw thereon or make withdrawals therefrom or have access thereto, and (c) the names of all Persons holding general or special powers of attorney from any Company.

Section 5.28Government Contracts.

(a)Other than individual purchase orders subject to bid and acceptance in the Ordinary Course and in an amount not exceeding $100,000, Schedule 5.28(a)

(arranged in subsections corresponding to the subsections set forth below) sets forth a true and correct list of:

(i)each Active Government Contract that is in effect as of the date hereof as to which, in each case, any Company has received written notification of award by the date hereof, and identifies, for each such Government Contract: the Contract name and number; the Contract effective date; and the customer, including, in the case of subcontracts, both the prime contractor or higher tier subcontractor and the Governmental Body; and

(ii)each pending Government Contract Bid for which an award has not been made prior to the date of this Agreement.

(b)As to each Active Government Contract and, to the Knowledge of the Companies, each Government Contract Bid, except as set forth in Schedule 5.28(b) (arranged in subsections corresponding to the subsections set forth below):

(i)no such Active Government Contract or Government Contract Bid is based on any Company having § 8(a) status, small business status, small disadvantaged business status, veteran-owned small business status, service disabled veteran owned small business status, HUBZone status, woman-owned small business status, protégé status, or other preferential status afforded by statute or regulation;

(ii)each Company has complied with the terms and conditions of each such Active Government Contract and Government Contract Bid in all material respects;

(iii)the Companies have made available to Buyer true, complete and correct copies of all Active Government Contracts having a value in excess of $100,000, including (A) all amendments, modifications or supplements thereto and (B) all audit reports (if any) from a Government Body received by any of the Companies pertaining to such Government Contracts;

(iv)each Company is in material compliance with the requirements of any Law pertaining to each such Government Contract or Government Contract Bid, including, but not limited to, the Truth in Negotiations Act of 1962, as amended, the Service Contract Act of 1963, as amended, the Office of Federal Procurement Policy Act, as amended, the Federal Acquisition Regulation and any applicable agency supplement thereto (the “FAR”), any and all Trade Laws, and any other applicable Requirement of Law;

(v)all representations and certifications made by any Company with respect to such Government Contract or Government Contract Bid were accurate as of their effective date, and such Company is in material compliance with such representations and certifications;

(vi)neither a Governmental Body nor any prime contractor, subcontractor, vendor or other third party has notified any Company in writing that a

Company has Breached, or is alleged to have Breached, any Law pertaining to such Government Contract or Government Contract Bid;

(vii)no Company has received any adverse or negative past performance evaluations or ratings within the past three (3) years; and

(viii)no reasonable basis exists to give rise to a claim for fraud (as such concept is defined under the applicable state or federal laws of the United States) in connection with any Government Contract or Government Contract Bid under the United States civil or criminal False Claims Acts, the United States Procurement Integrity Act or other Laws.

(c)As to each Active Government Contract, except as set forth in Schedule 5.28(c) (arranged in subsections corresponding to the subsections set forth below):

(i)no termination for default, cure notice, notification of Breach or show cause notice has been issued and remains unresolved, and to the Knowledge of the Companies, no event, condition or omission has occurred or exists that would constitute grounds for such action;

(ii)the Companies have not recognized collectively on all Active Government Contracts any revenue in excess of the Government’s current contractual obligation;

(iii)no money due to any Company pertaining to any Government Contract has been withheld or set off other than in accordance with the withholding provisions of any such Government Contract;

(iv)each Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies; and

(v)none of the Government Contract Bids are currently the subject of bid or award protest Proceedings, and no Person has notified any Company in writing that any Governmental Authority, distributor, original equipment manufacturer, or reseller under a Government Contract intends to seek a Company’s agreement to lower rates under any of the Government Contract Bids.

(d)Except as set forth in Schedule 5.28(d) (arranged in subsections corresponding to the subsections set forth below)

(i)within the past six (6) years:

(A)       none of the Companies, nor any of their officers, employees, nor, to the Knowledge of the Companies, consultants, agents or representatives (collectively, “Representatives”) of any Company is or has been under any administrative, civil or criminal investigation or indictment by any Governmental Body with respect to the conduct of the business of any Company;

(B)       there has not been any audit, investigation, (to the Knowledge of the Companies) threatened audit or (to the Knowledge of the Companies) threatened investigation of any Company, or any of its officers, employees, or (to the Knowledge of the Companies) Representatives that has resulted or may result in any adverse finding with respect to any alleged unlawful conduct, misstatement or omission arising under or relating to any Government Contract or Government Contract Bid;

(C)       no Company has made any mandatory disclosure under FAR 52.203-13(b)(3)(i) or any voluntary disclosure to any Governmental Body with respect to any alleged unlawful conduct, misstatement or omission arising under or relating to any Government Contract or Government Contract Bid, and there are no facts that would require mandatory disclosure under FAR 52.203-13(b)(3)(i); and

(D)       No Company has cost-reimbursement Government Contracts subject to the Cost Accounting Standards or FAR Part 31.

(ii)within the past three (3) years:

(A)       no audit has resulted in costs being challenged by any government agency or auditor in an amount greater than $25,000 (a “Material Governmental Contract Amount”);

(B)       none of the Companies or any of their officers, employees, nor (to the Knowledge of the Companies) Representatives, is or has been suspended, debarred or otherwise excluded from doing business with any Governmental Body or is or has been the subject of a finding of noncompliance, non-responsibility or ineligibility for contracting with any Governmental Body.  To the Knowledge of the Companies, there are no circumstances that would likely become a basis for the suspension, debarment or exclusion of any Company, or any of its officers or employees from bidding on Contracts or subcontracts for or with any Governmental Body;

(C)       there are no facts that should reasonably be expected to result in an “organizational conflict of interest” as defined in the FAR;

(D)       each Company has conducted its operations in material compliance with all requirements of all Laws pertaining to Government Contracts, and no Company has had any determination of noncompliance or entered into any consent order or undertaken any internal investigation pertaining to any Government Contract; and

(E)       no payment has been made by any Company or by a Person acting on any Company’s behalf, to any Person that is or was contingent upon the award of any Government Contract other than bonuses paid or payable to employees in the Ordinary Course or that would otherwise be in violation of any Law.

(e)Except as set forth in Schedule 5.28(e) (arranged in subsections corresponding to the subsections set forth below) as of the date of this Agreement:

(i)there are no outstanding claims against any Company, either by a Governmental Body or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Contract Bid to which any Company is a party;

(ii)there are no outstanding disputes between any Company, on the one hand, and any Governmental Body, on the other hand, under the Contract Disputes Act or any other federal statute or between any Company, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any Government Contract or Government Contract Bid;

(iii)no Company has any interest in any pending or potential claim under the Contract Disputes Act against any Government Body or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Contract Bid;

(iv)the Companies have not, on all Active Government Contracts, individually or collectively, incurred or currently project to incur annual cost overruns in excess of price by a Material Governmental Contract Amount;

(v)no Company has assigned, granted a security interest in, or otherwise conveyed or transferred to any Person any account receivable or other right of any Company arising under any Government Contract;

(vi)no Company is subject to any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract that is or was subject to the Anti-Assignment Act or Assignment of Claims Act; and

(vii)no Company is using any Intellectual Property developed under any Government Contract for purposes outside of the scope of that Government Contract without having obtained the necessary and appropriate prior permission of the Governmental Body involved and no Intellectual Property has been developed under or related to a Government Contract.

(f)All of the Contracts constituting the backlog of each Company (i) were entered into in the Ordinary Course and based upon assumptions believed by the management of the relevant Company to be reasonable and (ii) subject to such assumption being fulfilled, would be capable of performance in accordance with the terms and conditions of each such Contract by the relevant Company.

Section 5.29Security Clearances.  Except as sets forth on Schedule 5.29, none of the Government Contracts under which any Company is a prime contractor or subcontractor requires any level of security clearance (including any national security designation).  Schedule 5.29 sets forth a true and complete list of (i) any such Government Contracts, (including an indication of the level of access required); (ii) all active facility security clearances held by each Company; and (iii) all active personnel security clearances held by any officer, director or employee of a Company that are administered by a Company or on behalf of a Company except as set forth on Schedule 5.29. Except as set forth on Schedule 5.29(b), the clearances set forth in Schedule 5.29 constitute all of the facility and personnel security clearances necessary to conduct the business of each Company as it is currently being conducted. Except as set forth on Schedule 5.29(b), each Company is in compliance with all national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (as amended and/or supplemented, “NISPOM”).  Other than routine audits by the Defense Security Service, there has been no audit relating to any Company’s compliance with the requirements of the NISPOM that resulted in material adverse findings against the Company.  Each Company holds, and at all relevant times since December 31, 2011, has held, at least a “satisfactory” security rating from the Defense Security Service with respect to its respective facility security clearances and there are no liabilities or obligations relating to or arising from any violation of the NISPOM or prior failure to maintain at least a “satisfactory” rating from the Defense Security Service. Except as set forth on Schedule 5.29(b), all facility security clearances held by the Companies are currently in full force and effect.  Except as set forth on Schedule 5.29(b), no termination for default, notice of rescission, notice of revocation, notice of wrongdoing, notice of Breach, cure notice or show cause notice from the Defense Security Service or any other Governmental Body has been issued and remains unresolved with respect to any facility security clearance.

Section 5.30Privacy and Data Security. Each Company is in compliance in all material respects with all applicable Laws relating to Personal Data. The Companies have established and implemented policies, programs and procedures that are required by applicable Law.

Section 5.31Brazilian Operations.  None of the Companies nor any Affiliate of any Company has any Liability, including any Tax Liability, directly or indirectly based upon, resulting from or relating to the sale of, the activities conducted by, or the previous ownership of any assets of, equity interests in or control of Polygon Aerospace do Brasil Ltda. or any of its or any Company’s Affiliates based or formed in Brazil (collectively, the “Brazilian Operations”). No Contracts or arrangements, conditional or unconditional, exist pursuant to which any Company is, or to the Knowledge of the Companies, would reasonably be expected to be, subject to any Liability, including any Tax Liability relating to the Brazilian Operations and no other facts or circumstances exist pursuant to which any Company is, or to the Knowledge of the Companies, would reasonably be expected to be, subject to any Liability relating to the Brazilian Operations.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Sellers, Polytrade Holdco and Herndon Holdco to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to the Sellers, Polytrade Holdco and Herndon Holdco, as of the date of this Agreement, as follows:

Section 6.1Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has all requisite power and authority to own or lease and operate its assets and to carry on its businesses.

Section 6.2Authority of Buyer; Conflicts.

(a)Buyer has the power and authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s Board of Directors and do not require any further authorization or consent of Buyer or its stockholders.  This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Herndon Holdco, Polytrade Holdco and the Sellers) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b)Except as set forth on Schedule 6.2(b) and subject to the accuracy of Section 4.4, neither the execution and delivery of this Agreement by Buyer or any of the Buyer Ancillary Agreements or the consummation by Buyer of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)result in a violation or Breach of (1) the Certificate of Incorporation or Bylaws of Buyer, (2) any note, instrument, mortgage, lease, franchise, financial obligation or other Contract to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which it is bound or (4) any material Requirements of Law affecting Buyer, other than, in each case, as should not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, or

(ii)require Consent of, or the making by Buyer of any material registration with, any Person and any other Consents or registrations the failure of which to be obtained or made should not materially impair the Buyer’s ability to consummate the transactions contemplated hereby.

Section 6.3No Violation, Litigation or Regulatory Action.  Except as set forth in Schedule 6.3:

(i)as of the date hereof, there are no lawsuits, claims, suits, proceedings or, to the knowledge of Buyer, investigations pending or, to the knowledge of Buyer, threatened against Buyer or its subsidiaries which are reasonably expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; and

(ii)as of the date hereof, there is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

Section 6.4Financial Ability.  Buyer currently has, and at the Closing will have, sufficient funds available to consummate the transactions contemplated hereby, including to purchase the Purchased Shares and to pay the Purchase Price and all related fees and expenses for which Buyer will be responsible.  Buyer acknowledges and agrees that Buyer’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Buyer.

Section 6.5No Brokers.  Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 6.6HSR Act .  Subject to the accuracy of Section 4.4, pursuant to the HSR Act, as amended, 15 U.S.C. §18a, and the regulations promulgated thereunder, 16 C.F.R. §801 et seq., Buyer has determined that, as a result of the transaction, Buyer will not hold voting securities of the Companies valued in excess of the current Size of Transaction (as defined in the HSR Act) threshold of $78.2 million.

Section 6.7Acknowledgement and Representations by Buyer.    Buyer acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Polytrade Holdco and Herndon Holdco, and Buyer believes that it has been furnished with or given full access to such information about Polytrade Holdco and Herndon Holdco and their businesses and operations as Buyer has requested.  Subject to Section 9.7, in entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of Polytrade Holdco, Herndon Holdco, the Sellers and the other Companies set forth in this Agreement, the Seller Ancillary Agreements and the other agreements and documents required to be delivered by any Seller or any Company in connection herewith, and Buyer:

(a)acknowledges that, other than as set forth in this Agreement,  none of the Sellers, Polytrade Holdco, Herndon Holdco or any of their directors, officers, employees, Affiliates or members, agents or representatives makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to Buyer or its agents, representatives, lenders or Affiliates prior to the execution of this Agreement, and (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Herndon Holdco delivered to or made available to Buyer or its agents, representatives, lenders or Affiliates, in each case, except to the extent set forth and in the representations and warranties of Polytrade Holdco, Herndon Holdco, the Sellers and the other Companies set forth in this Agreement, the Seller Ancillary Agreements and the other agreements and documents required to be delivered by any Seller or Company in connection herewith; and

(b)represents and warrants that (i) the Purchased Shares will be acquired for Buyer’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, (ii) Buyer’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of the investment in Polytrade Holdco and Herndon Holdco, (iii) Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act, (iv) Buyer is capable of bearing the economic risks of such investment and can afford to lose its entire investment in the Purchase Shares and (v) Buyer acknowledges that none of the Purchased Shares are registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

Section 6.8R&W Insurance Policy.  The Buyer shall use commercially reasonable efforts to ensure that the representation and warranty insurance policy that may be obtained by Buyer in its sole discretion from the Hartford or an affiliate thereof at Closing in connection with the consummation of the transactions contemplated by this Agreement and providing coverage with respect to certain representations and warranties set forth herein (the “R&W Insurance Policy”) shall include a waiver by the insurer(s) that issued the R&W Insurance Policy of any and all rights of subrogation which such insurer(s) might have under the R&W Insurance Policy or otherwise might have to any claims of Buyer against Sellers, the Companies or their Affiliates, or any of their respective officers, directors, employees or agents under this Agreement, it being understood that such waiver of subrogation shall exclude fraud.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1Tax Matters.

(a)All transfer, documentary, sales, use, value-added, gross receipts, stamp, registration or other similar transfer Taxes incurred in connection with the transactions contemplated by the terms of this Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred (collectively, “Transfer Taxes”) shall be split evenly between Buyer, on the one hand, and Sellers, on the other hand.  Buyer and Sellers shall cooperate in providing each other with any appropriate resale exemption certificates, sale-for-lease exemption certificates, and other similar documentation as may be necessary to mitigate, reduce or eliminate any Transfer Taxes.  Buyer will file all necessary Tax Returns and other documentation with respect to Transfer Taxes, and if required by Law, Sellers will join in the execution of such Tax Returns and other documentation.  Notwithstanding any other provisions of this Agreement, Buyer shall not be responsible for or bear the expense of any income or similar Tax incurred by Sellers or their equity owners or Affiliates.

(b)Sellers and Buyer covenant and agree to make a timely election pursuant to Section 338(h)(10) of the Code (and any comparable election under any applicable state, local or non-U.S. Law) with respect to Buyer’s acquisition of Herndon Holdco (the “Section 338(h)(10) Election”), to execute any and all documents in connection with the Section 338(h)(10) Election (including IRS Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases) and to take any action as is necessary to effectuate the Section 338(h)(10) Election in accordance with this Section 7.1(b).

(c)Sellers shall pay all Pre-Closing Period Taxes due after the Closing Date attributable to the Companies to the extent such Taxes (i) were not included in the Closing Date Working Capital or (ii) were not paid by any Company prior to Closing or by or on behalf of any Seller.  Buyer shall pay for all Post-Closing Period Taxes and those Taxes provided for in Section 7.1(f).

(d)Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Companies required to be filed after the Closing Date with respect to any Straddle Period and non-income Tax Returns for the Companies for any Pre-Closing Periods that are due after the Closing Date (each a “Buyer-Filed Tax Return”).  Polytrade Sellers shall prepare and file, or cause to be prepared and filed all income Tax Returns of Polytrade Holdco that are filed after the Closing Date with respect to any Pre-Closing Period; Herndon Sellers shall prepare and file, or cause to be prepared and filed all income Tax Returns of Herndon Holdco that are filed after the Closing Date with respect to any Pre-Closing Period; Sellers’ Representative shall prepare and file, or cause to be prepared and filed all income Tax Returns of Herndon A&D, Polygon, and Herndon Products that are filed after the Closing Date with respect to any Pre-Closing Period (together with the Tax Returns prepared any filed by the Polytrade Sellers and the Herndon Sellers, each a “Seller-Filed Tax Return”).  Each such Tax Return shall be prepared and timely filed in a manner consistent with past practice, except as otherwise required by Requirements of Law. To the extent permitted by Law, the income Tax Returns for Herndon A&D shall reflect that the Companies Sub Debt is allocated solely to Herndon Holdco.  Sellers and Buyer shall cooperate in filing and causing to be filed all such Tax Returns.  Herndon A&D shall make the election described in Section 754 of the Code.

(e)Prior to filing, Buyer shall provide a copy of each such Buyer-Filed Tax Return to Sellers’ Representative and Sellers’ Representative (or the Polytrade Sellers or the Herndon Sellers, as applicable) shall provide a copy of each such Seller-Filed Tax Return to Buyer, in each case as soon as practicable prior to the relevant due date (including extensions) for filing for such receiving party’s prompt review upon receipt. If the reviewing party objects to any item on any such Buyer-Filed Tax Return or Seller-Filed Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify the party that prepared and delivered such Tax Return in writing that it so objects, specifying with particularity any such item.  Buyer and the respective Seller or Sellers’ Representative agree to consult and resolve in good faith any issues arising as a result of the review of such income Tax Returns; provided, however, that (i) Buyer shall revise any such Buyer-Filed Tax Return to resolve any objections from a Seller or Sellers’ Representative to the extent such objections are more likely than not supported by applicable Law and (ii) the respective Seller or Sellers’ Representative shall revise any such Seller-Filed Tax Return to resolve any objections from Buyer to the extent such objections are more likely than not supported by applicable Law.  Sellers’ Representative and Sellers shall cooperate with Buyer in filing and causing to be filed all such Buyer-Filed Tax Returns, including amended Buyer-Filed Tax Returns and Buyer shall cooperate with Sellers’ Representative in filing and causing to be filed all such Seller-Filed Tax Returns, including amended Seller-Filed Tax Returns.  Buyer shall also prepare, or cause to be prepared, and file, or cause to be filed, all other Tax Returns for the Companies for any taxable period beginning on or after the Closing Date that are due after the Closing Date.  Each such Tax Return shall be prepared and timely filed in a manner consistent with past practice, except as otherwise required by Requirements of Law. Buyer shall not prepare any amended income Tax Returns with respect to any of the Companies for any Pre-Closing Period without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)Sellers shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to a Straddle Period and other Buyer-Filed Tax Returns an amount equal to the portion of such Taxes that relates to the Pre-Closing Period, except to the extent such Taxes are reflected in the Closing Date Working Capital or were paid by or on behalf of the Companies prior to Closing or by a Seller after Closing.  For purposes of this Section 7.1(f) the portion of such Tax that relates to the Pre-Closing Period shall (x) in the case of any income Taxes or Taxes based upon or related to employment, sales and use, value added and other non-periodic Taxes be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date and (y) in the case of any periodic Taxes and Taxes other than Taxes in (x) be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices, policies and Tax Returns of the Companies.  Neither Sellers nor Buyer shall prepare any amended Tax Returns with respect to the Companies for any Straddle Period without the consent of the other party, which shall not be unreasonably withheld, delayed or conditioned.

(g)Sellers shall be entitled to any Tax refunds (or credits in lieu of refunds) that are received by Buyer or the Companies attributable to any Pre-Closing Period or portion of the Straddle Period ending on the Closing Date (unless reflected as an asset in the Closing Date Working Capital and taken into account in Purchase Price), and Buyer shall pay over to the Sellers’ Representative (for further distribution to Sellers) any such refund (or credit in lieu of refund) within five (5) calendar days after receipt of such refund (or the filing of any

Tax Return reflecting a credit in lieu of such refund).  After the Closing, at the expense of Sellers, Buyer shall cause the Companies to work in good faith and diligently pursue any Tax refund claims during the three (3) year period following the Closing Date in order to legally maximize and obtain any such Tax refunds or credits; provided such Tax refund or credit exceeds $25,000.  To the extent permitted by applicable Law, Buyer, at the request of Sellers, shall cause the Companies to request a refund (rather than a credit in lieu of a refund) with respect to all Pre-Closing Periods so long as such refund does not cause a Material Adverse Effect to Buyer.

(h)Buyer and Sellers agree to furnish, or cause to be furnished, to each other, upon written notice, as promptly as practical, such information (including reasonable access to books and records) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter.  Buyer and Sellers shall reasonably cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such documents as are reasonably necessary to carry out the intent of this Section 7.1(h). Any information obtained pursuant to this Section 7.1 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes with respect to the Companies shall be kept confidential by the parties hereto and their respective legal and Tax advisors.  Any Tax audit or other Tax proceeding shall be deemed to be a Third Party Claim subject to the procedures set forth in Section 8.6.

(i)Subject to the provisions of this Section 7.1(i), Buyer shall pay, or cause to be paid, to Sellers’ Representative the Tax benefits actually realized from Seller Expenses to the extent such deductions are reasonably substantiated to be more likely than not deductible and are recognized within twelve (12) months after the Closing Date; provided that all such deductions shall be taken on the respective Company’s earliest possible Tax Return.  If Buyer and Sellers’ Representative fail to reach an agreement with respect to whether any Seller Expense is deductible in accordance with this Section 7.1(i), then any disputed amount shall be submitted for resolution to the Arbitrating Accountant and the parties shall follow the dispute resolution procedures set forth in Section 2.4 in resolving such dispute.  Such Tax benefit payments will be deemed an adjustment to the Purchase Price.  Buyer and Sellers agree to deduct all Seller Expenses in the Pre-Closing Period to the maximum extent permitted by Law.

(i)     To the extent such Tax benefits are deducted on the respective Company’s income Tax Return for a Pre-Closing Period, Buyer shall pay or cause to be paid any refund related to such deductions on such Tax Return, determined on a “with and without” basis, to the Sellers’ Representative within ten (10) days of the respective Company’s receipt of such refund.  To the extent such Tax benefits are deducted on a Straddle Period Tax Return, then Buyer shall pay, or cause to be paid, any reduction of Tax liability related to such reduction on such Tax Return, determined on a “with and without” basis, to Sellers’ Representative within ten (10) days of the filing of such income Tax Return.

(ii)     To the extent any loss resulting from such Seller Expenses is carried back to an income Tax Return for a Pre-Closing Period, Buyer shall pay, or cause to be paid, any refund from the carryback of such loss, determined on a “with and without” basis, to Sellers’ Representative within ten (10) days of the respective Company’s receipt of such refund.

(iii)     To the extent any loss resulting from Seller Expenses is carried forward to a Straddle Period Tax Return or Post-Closing Period Tax Return, Buyer shall pay, or cause to be paid, any Tax benefit from the carryforward of such loss, determined on a “with and without” basis, to Sellers’ Representative within ten (10) days of the filing of the Tax Return that reflects such Tax benefit.

(iv)     For purposes of this this Section 7.1(i), the Tax benefits arising from the deduction contemplated hereunder which Buyer is required to pay are limited to actual reductions in Taxes payable by the Buyer within twelve (12) months after the Closing Date, determined on a “with and without” basis. To the extent that the Buyer makes a payment to Sellers for Tax benefits and such Tax benefits are subsequently disallowed by applicable Tax authorities, the Sellers shall reimburse and indemnify the Buyer for such amounts within ten (10) days after Buyer issues a written demand to Sellers’ Representative (on behalf of Sellers) for such reimbursement.

Section 7.2Director and Officer Liability and Indemnification.  For a period of six (6) years after the Closing, Buyer (i) shall not, and shall not permit any of the Companies to, amend, repeal or otherwise modify any provision in such Company’s constituent documents relating to the exculpation or indemnification of any officers and/or directors (“Indemnified Officer or Director”) (unless required by Law), it being the intent of the parties that the current and former officers and directors of the Companies shall continue to be entitled to such exculpation and indemnification to the full extent of the Law, provided, however, that such right to indemnification shall not be available with respect to, and the obligations pursuant to this sentence shall not include, matters for which Buyer Group Members are entitled to indemnification pursuant to this Agreement if the Indemnified Officer or Director seeking indemnification is personally in material Breach of this Agreement with respect to the same matter, and (ii) shall cause the Companies to continue in effect, and take all other reasonable action necessary to maintain and provide, a “directors and officers” tail insurance policy with coverage levels no less than those in effect immediately prior to the Closing and covering those persons who were directors and officers of any of the Companies immediately prior to the Closing with respect to claims arising out of facts, circumstances or events that occurred at any point prior to the Closing (“D&O Tail”).  Sellers, on the one hand, and Buyer, on the other hand, shall each be responsible for fifty (50) percent of the cost of the D&O Tail described in this Section 7.2, which shall be procured by Buyer after the Closing and retroactively effective as of the Closing Date.  Buyer agrees and acknowledges that this Section 7.2 shall be binding on Buyer’s successors and assigns.  Nothing in this Section 7.2 shall be deemed to restrict the ability of Buyer, the Companies or their respective subsidiaries, if any, to merge, consolidate or engage in any transaction so long as the surviving entity of such transaction provides rights of indemnification no less than those set forth in this Section 7.2.

Section 7.3Appointment of the Sellers’ Representative.

(a)Each of the Sellers irrevocably constitutes and appoints the Sellers’ Representative to act as such Seller’s true and lawful attorney-in-fact and agent and authorizes the Sellers’ Representative acting for such Seller and in such Seller’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the following transactions contemplated by this Agreement, as fully to all intents and purposes as such Seller might or could do in person:

(i)to determine the time and place of the Closing;

(ii)to receive the Purchase Price on behalf of the Sellers and to distribute such funds in accordance with Section 2.2(b);

(iii)to take any and all action on behalf of the Sellers from time to time as the Sellers’ Representative may deem necessary or desirable to fulfill the interests and purposes of this Section 7.3 and to engage agents and representatives (including accountants and legal counsel) to assist in connection therewith;

(iv)to take any and all action on behalf of the Sellers from time to time as the Sellers’ Representative may deem necessary or desirable to make or enter into any waiver, amendment, agreement, opinion, certificate or other document contemplated hereunder;

(v)to deliver all notices required to be delivered by the Sellers;

(vi)to receive all notices required to be delivered to the Sellers;

(vii)to seek indemnification from Buyer hereunder, including the right to prosecute, defend, settle, compromise or take any other action with respect to any claim related thereto; and

(viii)to execute the Escrow Agreement and make all decisions required or allowed to be made by the Sellers’ Representative pursuant to the provisions thereof (including the right to defend, settle, compromise or take any other action on behalf of the Sellers with respect to any matter for which Buyer seeks indemnification under Section 8.1(a) provided,  that, the Sellers’ Representative shall have no right to settle, compromise or take any other action with respect to any matter for which Buyer seeks indemnification under Section 8.1.

Each of the Sellers grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Sellers’ Representative may lawfully do or cause to be done by virtue hereof.  Each of the Sellers further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Sellers’ Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Sellers’ Representative pursuant to this Section 7.3, such Seller shall be bound by such documents as fully as if such Seller had executed and delivered such documents. Each of the Sellers agrees not to take any action inconsistent with the terms of this

Section 7.3 or with the actions (or decisions not to act) of the Sellers’ Representative hereunder, and in any case shall not take any action or other position under this Agreement without the consent of the Sellers’ Representative.

(b)Liability of the Sellers’ Representative.  The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller.  The Sellers’ Representative shall not be liable to any Seller for any action taken or omitted by it or him in his or its capacity as Sellers’ Representative hereunder or under any other document hereunder, or in connection therewith, except that the Sellers’ Representative shall not be relieved of any Liability imposed by Law for gross negligence or willful misconduct.  The Sellers’ Representative shall not be liable to any Seller for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from the other Sellers any payment in excess of the amount to which they are determined to have been entitled.  The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.  Each of the Sellers acknowledges and agrees that the Sellers’ Representative shall not be obligated to take any actions and shall be entitled to take such actions as the Sellers’ Representative deems appropriate in such Sellers’ Representative’s sole discretion.

(c)Reliance by Buyer.  Each of the Sellers and Sellers’ Representative agrees that Buyer, each Company and each of their Affiliates shall be entitled to unconditionally assume that any action taken or omitted, or any document executed by, the Sellers’ Representative purporting to act as the Sellers’ Representative under or pursuant to this Agreement or the Escrow Agreement or in connection with any of the transactions contemplated by this Agreement or the Escrow Agreement has been unconditionally authorized by the Sellers to be taken, omitted to be taken, or executed on their behalf and that they will be legally bound thereby, and each of the Sellers agrees not to institute any claim, lawsuit, arbitration or other proceeding against Buyer alleging that the Sellers’ Representative did not have the authority to act as the Sellers’ Representative on behalf of the Sellers in connection with any such action, omission or execution.  Buyer, each Company and their Affiliates shall not be obligated to inquire into the authority of the Sellers’ Representative, and each of them shall be fully protected in dealing with the Sellers’ Representative hereunder.  No modification or revocation of the power of attorney granted by the Sellers herein to the Sellers’ Representative to serve as the Sellers’ Representative shall be effective as against Buyer, any Company or any of their Affiliates until Buyer has received a document signed by all of the Sellers effecting said modification or revocation. Each Seller hereby agrees that no Buyer Group Member shall have any Liability as a result of the Sellers’ Representative’s failure to distribute any amounts received by the Sellers’ Representative on behalf of the Sellers. Each Seller agrees that this Section 7.3 is enforceable and agrees not to take any action inconsistent with such enforceability.

Section 7.4Non-Competition; Non-Solicitation; Confidentiality.

(a)       Each Seller and Restricted Party acknowledges that it is familiar with the trade secrets and other confidential information of the Companies, and that the Companies and Buyer are reasonably expected to continue to operate throughout the world. Therefore, each

Seller and Restricted Party agrees to the covenants set forth in this Section 7.4 and acknowledges that Buyer would not have entered into this Agreement but for each Seller’s and Restricted Party’s agreement to the restrictions set forth in this Section 7.4.

(b)       For a period of five (5) years from and after the Closing Date (the “Restricted Period”), no Restricted Party shall, and each Restricted Party shall cause his, her or its Affiliates not to, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, lend to, own any debt or equity security or interest of, permit its name to be used by, act as a director, manager, partner, consultant, or advisor to, render services for or to (alone or in association with any Person), or otherwise participate or assist any Person other than Buyer or the Companies in any manner in any business that is engaged in the business of each, any or all of the Companies, as conducted or proposed to be conducted, which business includes each and any of (i) the provision of aerospace and defense supply chain management solutions, (ii) the distribution or sale of consumable hardware (including, but not limited to, fasteners, consumables and/or hardware), or (iii) program management relating to the foregoing, in any such case,  to any customer, including (X) the U.S. Government, (Y) any defense contractor, or (Z) any domestic or international company; and, without limiting the generality of the foregoing, each and any of the following activities shall be deemed within (i)-(iii), above: (i) provision of vendor managed inventory; (ii) management and/or planning of activities which involve sourcing, procurement and/or logistics; (iii) maintenance of a spot buy department and/or dedicated safety stock to support unplanned demand needs for parts; (iv) warehouse and/or inventory management (including creation of customized databases to track and/or manage inventory and/or warehouse facilities); (v) provision of radio frequency identification (RFID) coding; (vi) assistance with compliance with government packaging and/or inspection requirements for products; (vii) provision of customized packaging for inventory; (viii) kitting; and (ix) distribution of materials via vending machines (the “Business”) (or any portion thereof) or competitive with the Business (or any portion thereof) anywhere in the world (including any business selling the same products or services or products and services functionally equivalent to those sold by Buyer or any Company) other than those set forth on Schedule 7.4(b) (which shall be subject to any limitations and conditions set forth on such Schedule); provided, however, that nothing in this Agreement shall prohibit any Restricted Party or its Affiliates from holding a passive beneficial ownership interest of less than five percent (5%) of the outstanding publicly traded equity securities or interests of any entity or the passive direct or indirect investment of less than five percent (5%) of equity in any investment fund provided that a Seller does not have the power to direct or manage any investment of such fund.  Notwithstanding the foregoing, the Restricted Period for Dan Rodrigues shall be two (2) years from the Closing Date.

(c)       During the Restricted Period, no Seller or Restricted Party shall, and each Seller and Restricted Party shall cause his, her or its Affiliates not to,  directly or indirectly, hire, engage, or solicit for employment (or engagement as a consultant) any Person who (A) is employed (or engaged as a consultant) by any Company or was so employed or engaged during the six (6) months prior to Closing, or (B) is employed (or engaged as a consultant) by Buyer or by its Affiliates (in connection with the Business) or was so employed or engaged during the six (6) month period prior to such hiring, engagement or solicitation, or encourage or induce or attempt to encourage or induce any such employee or consultant to leave such employment or engagement (provided that this sentence shall not limit any general solicitation not directed at any such restricted current or former employee or consultant).  During the Restricted Period, no

Restricted Party shall, and each Restricted Party shall cause his, her or its Affiliates not to, (i) encourage or induce or attempt to encourage or induce any Person who is, or was within two (2) years prior to the date thereof, a customer, supplier, licensee, licensor, franchisee, or other business relation of any Company, Buyer, or Buyer’s Affiliates (such customer, supplier, licensee, licensor, franchisee, or other business relation collectively, the “Company Parties”) to cease doing business or modify the way it does business with any Company, Buyer or its Affiliates or in any way interfere with or otherwise adversely affect the relationship between any such Company Party and any Company, Buyer or its Affiliates; or (ii) solicit any Company Party for a business competitive with the Business (including any business selling the same products or services or products and services functionally equivalent to those sold by any Company or Buyer at or prior to Closing).  No Seller or Restricted Party shall, and each Seller and Restricted Party shall cause his, her or its Affiliates not to, ever make or publish any statement or communication which is disparaging or negative, with respect to any Company, Buyer or their Affiliates, or any of their respective members, directors, officers, managers, employees, or agents.

(d)       From and after the Closing, each Seller and Restricted Party shall, and shall cause its respective Affiliates, agents, representatives, and professionals to, hold in confidence (and not disclose or provide access to any other Person) and not use, any and all confidential or proprietary information, whether written or oral, concerning any Company or the Business, except to the extent that Sellers’ Representative can show that such information: (i) is generally available to and known by the public through no fault of any Seller or Restricted Party or any of their respective Affiliates or representatives; or (ii) was lawfully acquired by such Seller or Restricted Party or any of their respective Affiliates or representatives from and after the Closing from sources unrelated to Buyer or any Company which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If any Seller or any Restricted Party or any of their respective Affiliates or representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller or Restricted Party shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller or Restricted Party is advised by its counsel in writing is legally required to be disclosed; provided, however, that such Seller (or Sellers’ Representative on its behalf) or Restricted Party shall use commercially reasonable efforts to obtain, and immediately notify Buyer in writing so that Buyer shall be able to seek to obtain, an appropriate protective Court Order or other reasonable assurance that confidential treatment will be accorded such information.  Notwithstanding anything to the contrary set forth in this Agreement, the Sellers shall be permitted to use confidential and proprietary information of the Business and the Companies solely in connection with Tax or accounting purposes, legal compliance, or to enforce their respective rights under this Agreement.

(e)        The parties hereto acknowledge and agree that Buyer and each of its Affiliates (including the Companies), successors, and assigns would suffer irreparable harm from a breach, violation or default of this Section 7.4 by any Seller or Restricted Party and that money damages would not be an adequate remedy for any such breach, violation or default.  Therefore, in the event a breach, violation or default or threatened breach, violation or default this Section 7.4, Buyer and each of its Affiliates (including the Companies) or their respective successors and assigns, in addition to other rights and remedies available at Law or in equity, shall be entitled to seek specific performance, injunctive, and other equitable relief in order to enforce or prevent any breach, violation or default of the provisions of this Agreement (without posting a bond or other security and at the expense of Sellers, including reasonable attorneys’ fees and expenses).  The restrictive covenants set forth in this Section 7.4 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller or Restricted Party against Buyer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any restrictive covenant contained in this Section 7.4.  No further actions are required to be taken or obligations are required to be fulfilled by Buyer to entitle it to seek enforcement of the restrictive covenants set forth in this Section 7.4.

(f)       If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 7.4 to be invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by Law.  In addition, in the event of a breach, violation or default by any Seller or Restricted Party of this Section 7.4, the Restricted Period shall be tolled with respect to such Seller or Restricted Party until such breach, violation or default has been duly cured.  Each Seller and Restricted Party agrees that the restrictions contained in this Section 7.4 are reasonable and necessary to protect Buyer’s legitimate business interests and the goodwill of the Companies and the Business purchased pursuant to this Agreement.

Section 7.5Names and Logos.  After the Closing, the Sellers will not, and will cause their respective Affiliates not to, use (i) any names or logos incorporating or similar to any name of any Company, including “Herndon” or “Polytrade” or any derivatives thereof or any other trade name used in the Business or (ii) any Trademarks incorporating or similar to any Trademark of any Company.

Section 7.6Obligations of Fund.  From and after the Closing until the fifth anniversary of the Closing, HCI Equity Partners III, L.P. shall have rights and/or other assets sufficient to satisfy its reasonably likely indemnification obligations under this Agreement.

Section 7.7Treatment of Certain Employee Plans.  Sellers shall be responsible, for any and all contributions to the Terminated Plans up to the Closing Date in accordance with the terms of each such Terminated Plans with respect to any period ending on or prior to the Closing Date.

Section 7.8Treatment of Certain Employee Bonuses.  Within ten (10) days after Closing, Buyer shall pay (as set forth in such Payment Instructions Letter) the employees of the Companies their prorated accrued annual bonuses relating to periods prior to and through the Closing Date in the amounts set forth on Schedule 7.8 (and such amounts shall be treated as Seller Expenses).  Sellers shall direct Buyer (as set forth in the Payment Instructions Letter) to wire a portion of the Purchase Price to fund the payment of any sale bonuses or change of control payments owed to any employee of any Company in the aggregate amounts set forth on Schedule 7.8 (such amounts to be paid out at or as soon as reasonably practicable after Closing) (and such amounts shall be treated as Seller Expenses and not included in the calculation of

Working Capital). Sellers shall pay all amounts to employees in excess of the amounts set forth on Schedule 7.8 (if any) with respect to any bonus obligations owed to any of the Companies’ employees as of Closing that survive or are alleged to survive the Closing.

ARTICLE VIII

INDEMNIFICATION

Section 8.1Indemnification by the Sellers Individually.

(a)Subject to the applicable limitations set forth in this ARTICLE VIII, each Seller, severally and not jointly, agrees to indemnify, defend and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member resulting from, in connection with, relating to or arising from (i) any breach, violation or default or inaccuracy of any representation or warranty of any such Seller contained in ARTICLE IV of this Agreement and (ii) any breach, violation or default by such Seller of, or failure by such Seller to perform, fulfill or comply with, any of such Seller’s respective covenants or obligations contained in this Agreement or the Seller Ancillary Documents (it being understood that, in determining the existence of, and amount of any Losses in connection with, a claim under this Section 8.1(a) all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification therein as if such qualification were deleted from such representation or warranty).

(b)Only the Seller(s) responsible for any such breach, violation or default, misrepresentation, inaccuracy or other action or inaction giving rise to a claim by a Buyer Group Member for indemnification under this Section 8.1 shall be required to indemnify, defend and hold harmless the Buyer Group Members for such claim under this Section 8.1.

Section 8.2Indemnification by the Sellers Generally.

(a)Subject to the applicable limitations set forth in this ARTICLE VIII, the Sellers agree jointly and severally to indemnify, defend and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member resulting from, in connection with, relating to or arising from:

(i)any breach, violation or default or inaccuracy of any representation or warranty of any Company contained in this Agreement (it being understood that, in determining the existence of, and amount of any Losses in connection with, a claim under this Section 8.2(a)(i), all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification therein as if such qualification were deleted from such representation or warranty);

(ii)any Indemnified Taxes;

(iii)any Indebtedness of any Company or any Seller Expenses as of the time of Closing to the extent not paid in full and discharged pursuant to Section 2.3(c) or accounted for in the Working Capital adjustments under Section 2.4;

(iv)any claim by any Seller that an action by the Sellers’ Representative is not binding on, or enforceable against, any Seller; any Buyer Group Member’s reliance on any actions taken or omitted to be taken by the Sellers’ Representative pursuant to and in accordance with this Agreement and any Breach by Sellers’ Representative of its obligations in this Agreement;

(v)the item set forth in Schedule 8.2(a)(v);

(vi)the item set forth in Schedule 8.2(a)(vi);

(vii)the item set forth in Schedule 8.2(a)(vii); and

(viii)the item set forth in Schedule 8.2(a)(viii).

Section 8.3Indemnification by Buyer.

(a)Subject to the applicable limitations set forth in this ARTICLE VIII, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

(i)any breach, violation or default or inaccuracy of any representation or warranty of Buyer contained in ARTICLE VI (it being understood that, in determining the existence of, and amount of any Losses in connection with, a claim under this Section 8.3(a)(i) all representations and warranties shall be read without regard and without giving effect to any materiality or similar qualification as if such qualification were deleted from such representation or warranty);

(ii)any breach, violation or default by Buyer of, or failure by Buyer to perform, fulfill or comply with any of its covenants and obligations contained in this Agreement; and

(iii)any Losses of Scott Herndon under his personal guaranty of the lease for the facility at 3801 Lloyd King Drive, O’Fallon, MO.

Section 8.4Additional Limitations Applicable to Indemnification by the Parties.

(a)Sellers shall be required to indemnify and hold harmless Buyer Group Members under Section 8.2(a)(i),  Section 8.2(a)(v),  Section 8.2(a)(vi),  Section 8.2(a)(vii) or Section 8.2(a)(viii) with respect to Losses and Expenses incurred by Buyer Group Members only to the extent that:

(i)any individual or series of related Losses or Expenses (whether or not the deductible set forth in clause (ii) of this Section 8.4 has been achieved) equals or exceeds $21,000 (the “De Minimis”); provided, however, if such individual or series of related Losses or Expenses exceeds the De Minimis then the Sellers shall be liable for all such Losses and Expenses (as opposed to Losses and

Expenses solely in excess of such amount), and such Losses and Expenses shall be counted against the Deductible, subject to the other terms of this Agreement; and

(ii)the aggregate amount of Losses and Expenses exceeds $1,575,000 (it being understood that such $1,575,000 shall be a deductible for which the Sellers shall bear no indemnification responsibility) (the “Deductible”).

(b)Except as provided in Section 8.4(e), the aggregate amount of all Losses and Expenses required to be paid by Sellers pursuant to Section 8.2(a)(i) shall not exceed an aggregate amount equal to $10,500,000 (the “Cap”).

(c)Buyer shall be required to indemnify and hold harmless Seller Group Members pursuant to Section 8.3(a)(i) with respect to Losses and Expenses incurred by Buyer Group Members only to the extent that:

(i)any individual or series of related Losses or Expenses (whether or not the deductible set forth in clause (ii) of this Section 8.4(c) has been achieved) equals or exceeds the De Minimis; provided, however, if such individual or series of related Losses or Expenses exceeds the De Minimis then the Buyer shall be liable for all such Losses and Expenses (as opposed to Losses and Expenses solely in excess of such amount), and such Losses and Expenses shall be counted against the Deductible, subject to the other terms of this Agreement; and

(ii)the aggregate amount of Losses and Expenses exceeds the Deductible (it being understood that the Deductible shall be a deductible for which Buyer shall bear no indemnification responsibility).

(d)Except as provided in Section 8.4(e), the aggregate amount of all Losses and Expenses required to be paid by Buyer pursuant to Section 8.3(a)(i) shall not exceed an aggregate amount equal to the Cap.

(e)Notwithstanding anything to the contrary set forth in this Agreement, the limitations set forth in this Article VIII (including the De Minimis, the Deductible and the Cap) shall not apply to, or limit the Liability of any party for, breach, violation or defaults of any Fundamental Representations, intentional or willful breach, violation or defaults or fraud.

(f)With respect to Losses and Expenses suffered or incurred by any Buyer Group Member subject to indemnification pursuant to Section 8.2, in no event shall any Seller be liable for Losses and Expenses suffered or incurred by any Buyer Group Member subject to indemnification pursuant to Section 8.2 in excess of the amount actually paid to such Seller or such Seller’s Affiliates pursuant to ARTICLE II.

(g)Any indemnification payable by any Seller under this ARTICLE VIII as a consequence of any Losses or Expenses shall be first made as a payment from the Indemnity Escrow Amount in accordance with the terms of the Escrow Agreement, and to the extent that the aggregate amount of such indemnification payments exceeds the available amounts in the Indemnity Escrow Account plus any interest accrued thereon, the Sellers, on a several and not joint basis (in the case of amounts payable by any Seller under Section 8.1), and on a joint and several basis (in the case of all other amounts payable by Sellers under this ARTICLE VIII), shall pay to the relevant Buyer Group Members any such indemnification payments in immediately available funds by wire transfer to a bank account to be designated by Buyer. All recourse to the Indemnity Escrow Account shall be as if any breach, violation or default were joint and several among all Sellers.

(h)The Parties hereto hereby agree that, if the other party fails to pay when due any claims for Losses or Expenses under this ARTICLE VIII the validity and amount of which have been the subject of judicial determination or that have been settled or compromised in accordance with the terms of this ARTICLE VIII (collectively, “Settled Claims”) for which the other party is the Indemnitor, the indemnified party may in its sole and complete discretion satisfy all or any portion of such Losses or Expenses for any such Settled Claim by setoff against any or all amounts payable by under this Agreement, including under Section 2.5.  For clarity, the right of setoff in this Section 8.4(h) is only security for the parties’ indemnification obligations hereunder and such indemnification obligations are not in any way limited to such security.

(i)Notwithstanding anything herein to the contrary, no Seller shall be liable to Buyer Group Members for Losses or Expenses (x) under Section 8.2(a)(v), Section 8.2(a)(vi) or Section 8.2(a)(viii) to the extent claims for such Losses are made in accordance with this ARTICLE VIII after the sixth (6th) anniversary of the Closing Date or (y) under Section 8.2(a)(vii) to the extent claims for such Losses are made in accordance with this ARTICLE VIII after the first (1st) anniversary of the Closing Date.

Section 8.5Notice of Claims.  Any party hereto seeking indemnification hereunder (the “Indemnified Party”) which does not involve a Third Party Claim shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) or the Sellers’ Representative, as applicable, a notice (a “Claim Notice”) describing in reasonable detail (to the extent known) the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice the estimated amount or the anticipated method of computation of the amount of such claim.  It is agreed and understood that, in accordance with Section 7.3, the Sellers’ Representative shall (i) receive all Claim Notices and other notices that seek indemnification hereunder from the Sellers and (ii) provide all Claim Notices and other notices that seek indemnification hereunder from Buyer, and thereafter the Sellers’ Representative shall have full authority to prosecute, defend, settle, compromise or take any other action on behalf of the Sellers with respect to any claim for indemnification under ARTICLE VIII.  The Indemnitor may acknowledge and agree by notice to the Indemnified Party in writing to satisfy in full such claim within ten (10) days of receipt of notice of such claim from the Indemnified Party.  If the Indemnitor shall dispute such claim, the Indemnitor shall provide written notice of such dispute to the Indemnified Party within such ten (10) day period.  If the Indemnitor shall fail to provide written notice to the Indemnified Party within ten (10) days of receipt of notice from the Indemnified Party that the Indemnitor either acknowledges and agrees to pay such claim in full or disputes such claim, the Indemnitor shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim, and shall promptly pay such claim in full.  The failure to provide a Claim Notice as provided in this Section 8.5 (including the failure to timely deliver the Claim Notice and the failure to provide sufficient detail of the claim) shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been actually and materially prejudiced by such failure.

Section 8.6Third Person Claims

(a)Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party (a “Third Party Claim”) shall notify the Indemnitor in writing, and in reasonable detail (to the extent known), of the Third Party Claim within ten (10) days after receipt by such Indemnified Party of written notice of the Third Party Claim.  The failure to give notice of the Third Party Claim as provided in this Section 8.6 (including the failure to timely deliver the notice and the failure to provide sufficient detail of the claim) shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been actually and materially prejudiced by such failure.

(b)If the Indemnitor provides a written notice to the Indemnified Party within ten (10) days after its receipt of notice of a Third Party Claim that it acknowledges its obligation to indemnify the Indemnified Party and will indemnify and hold the Indemnified Party harmless from all Losses and Expenses related to such Third Party Claim, the Indemnified Party shall permit the Indemnitor (at the expense of such Indemnitor) to assume the defense of such Third Party Claim or any legal proceeding with a third party resulting therefrom; provided, however, that: (i) the counsel for the Indemnitor who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which shall not be unreasonably withheld); and (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense (such expense to be borne by the Indemnified Party only, at all times during which the Indemnitor has properly assumed and maintained such defense). The parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.  Notwithstanding anything in this Agreement to the contrary, the Indemnitor shall not be entitled to assume or maintain control of the defense against a Third Party Claim if: (i) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation, or investigation; (ii) the claim seeks an injunction, specific performance, or any other equitable or non-monetary relief against the Indemnified Party; (iii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between Indemnitor and the Indemnified Party or that there are legal defenses available to the Indemnified Party and the Indemnitor which differ; (iv) the Indemnitor fails to satisfy the Indemnified Party that it has the financial ability to satisfy all Third Party Claims; (v) the party bringing the claim is a customer or supplier of the Indemnified Party or the claims relate to employee or regulatory matters, provided, however, that in any such instance the Indemnitor shall have the right to participate in any and all meetings and settlement discussions and negotiations; (vi) the Indemnifying Party has not unconditionally agreed in writing to Indemnify the Indemnified Party from all Losses relating to such Third Party Claims; or (vii) the Indemnified Party determines in good faith that there is a reasonable probability that the Third Party Claim may adversely affect it or any Affiliate other than as a result of monetary damages for which it would be entitled to relief under this Agreement.  The Indemnitor shall provide, upon request of the Indemnified Party from time to time, updates and copies of all filings, notices, communications and other material information regarding Indemnitor’s defense of any Third Party Claim. Except with the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), no Indemnitor, in the defense of any Third Party Claim, shall consent or agree to any settlement or entry of any judgment or Court Order or enter into any settlement that: (i) includes a finding or admission of any breach of Law or the rights of any Person; (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party and its Affiliates of a general release (without payment by, or cost or expense to, or adverse impact upon, the Indemnified Party) from any and all Liability directly or indirectly relating to such Third Party Claim; (iii) that does not provide for the Indemnitor to fully pay and discharge all Liabilities directly or indirectly relating to the applicable Third Party Claims; or (iv) could have any adverse effect on any Indemnified Party with respect to any other Third Party Claims.

(c)If the Indemnifying Party does not accept the defense of a Third Party Claim within ten (10) days after receipt of the written notice thereof from the Indemnified Party described, the Indemnified Party shall have the full right to defend against any such claim or demand.  If the Indemnitor elects not to compromise or defend such Third Party Claim, or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may pay, compromise, and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from, or relating to such Third Party Claim.  In the event the Indemnitor unreasonably (and objectively, in light of the particular circumstances and facts related to such Third Party Claim and settlement terms thereof) fails to accept any settlement offer made by the opposing party or its counsel with respect to any Third Party Claim (unless such failure is at the direction of the Indemnified Party), any such amounts ultimately payable with respect thereto in excess of such settlement offer (including settlement and defense costs and judgments) shall be paid by the Indemnitor without regard to any limitations and such amounts shall not be considered with respect to the Cap.

Section 8.7Determination of Indemnification Amounts.

(a)The amount of any and all Losses and Expenses under this ARTICLE VIII shall be determined net of any (i) net Tax benefits arising from the deductibility of any such Losses and Expenses calculated on a with and without basis received by the Indemnified Party prior to the third (3rd) anniversary of the Loss or Expense, and (ii) amounts actually received by the Indemnified Party under insurance policies (other than the R&W Insurance Policy, which shall be treated as provided in the last four sentences of this Section 8.7(a)) with respect to such Losses and Expenses, less the costs of collection, investigation, co-payments and premium increases related to the underlying claim.  For the purposes of clause (i) of the preceding sentence, the Tax benefits are limited to actual reductions in Taxes payable by the Buyer as a result of the deductibility of the applicable Losses and Expenses. The Buyer shall have no obligation to seek recourse to (or to mitigate damages by seeking recourse to) the R&W Insurance Policy.  In the event that Buyer actually receives proceeds from the R&W Insurance Policy with respect to a particular Loss as to which Buyer has already actually received indemnity proceeds hereunder for such Loss, Buyer will pay over to the Sellers’ Representative such duplicative amount if and to the extent Losses for which Buyer has received or claimed indemnity hereunder have not been limited by the limitations herein. For the avoidance of doubt, any reference to the R&W Insurance Policy shall not be a reference to or include any supplemental policy acquired after the Closing by Buyer relating to indemnities that are excluded from the R&W Insurance Policy.

(b)In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of punitive damages (except in the case of fraud, intentional or willful breach, violation or defaults or to the extent actually awarded pursuant to a Third Party Claim).  Any indemnification payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

(c)In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this ARTICLE VIII such Indemnified Party shall promptly pay over to the Indemnitor any amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery) to the extent duplicative of Indemnified Party’s recovery from the Indemnitor under this ARTICLE VIII.

(d)Each of the parties agrees to take all reasonable steps required by applicable Law to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which should reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

(e)Buyer shall have no right to indemnification under Section 8.2 with respect to any Loss or alleged Loss to the extent that Buyer has received a reduction in the Purchase Price pursuant to Section 2.4 on account of any matter forming the basis of such Loss or alleged Loss and indemnification for such Loss or alleged Loss (I) would constitute a recovery duplicative of such Purchase Price reduction or (II) relates to a matter the Arbitrating Accountant specifically determined against the Buyer pursuant to Section 2.4(c) and reflects the same (and duplicative) claim, standards and legal theory based on the facts known to Buyer at the time of the determination under Section 2.4(c). By way of example only, if the Arbitrating Accountant determines against Buyer under Section 2.4(c) on a claim based upon Agreed Accounting Principles, Buyer shall not be precluded from bringing an incrementally different claim for indemnification based upon GAAP.

(f)Notwithstanding anything to the contrary set forth in this Agreement, the settlement of any amount under Section 2.4 and Section 2.5 shall not preclude or diminish a claim under this ARTICLE VIII except to the extent that the same would constitute a duplicative recovery.

Section 8.8 Remedy.  Except in the event of fraud, with respect to the Arbitrating Accountant or pursuant to Section 9.14, each party acknowledges and agrees that, its sole monetary remedy with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII.  Notwithstanding any other provision of this Agreement to the contrary, except in the event of fraud or intentional or willful misrepresentations, the Indemnity Escrow Account shall be the sole source of funds for satisfaction of all claims by any Buyer Group Member for Losses or Expenses in connection with, arising out of or resulting from the breach, violation or default of any representation or warranty in ARTICLE V other than any Fundamental Representation. The cost of any representation and warranty insurance policy obtained by Buyer in connection with this Agreement shall be borne by Buyer. Notwithstanding anything to the contrary set forth herein, but subject to the limitations set forth in this ARTICLE VIII, Buyer may seek recourse against any Escrow Account and any Seller, without regard to any coverage under any representation and warranty insurance policy that it may procure. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall any Seller have any claim, defense or other right against any Company (including without limitation for indemnity or subrogation, under contract, in tort or otherwise) for any breach, violation or default of this Agreement or Law by any Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1Survival of Representations, Warranties and Covenants.  All (a) representations and warranties contained in this Agreement other than Fundamental Representations shall survive the consummation of the transactions contemplated by this Agreement until the one (1)-year anniversary of the Closing Date, except as expressly provided otherwise in ARTICLE VIII, with the exception of Section 5.6 (Tax), which shall survive for thirty (30) days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) for the matters discussed therein and (b) Fundamental Representations shall survive indefinitely (or until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) if that is the longest enforceable period under applicable Law).  All covenants and agreements shall survive the Closing in accordance with their respective terms or if no term is specified indefinitely (or until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) if that is the longest enforceable period under applicable Law) or, if earlier, until fully performed.  All indemnification obligations under Section 8.1,  Section 8.2 and Section 8.3 shall survive the Closing indefinitely (or until the expiration of the applicable statute of limitations if that is the longest enforceable period under applicable Law (giving effect to any waiver, mitigation or extension thereof)) other than (x) Section 8.1(a)(i),  Section 8.2(a)(i) and Section 8.3(a)(i), which shall survive as set forth in the first sentence of this Section 9.1, (y) Section 8.1(a)(ii),  Section 8.2(a)(ii)-(iv) and Section 8.3(a)(ii), which shall survive as set forth in the second sentence of this Section 9.1 and (z) Section 8.2(a)(v)-(viii), which shall survive as set forth in Section 8.4(i).  Notwithstanding the foregoing, all claims (and matters relating thereto) properly made prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and shall survive until finally resolved.

Section 9.2No Public Announcement.  None of Buyer, the Sellers, Herndon Holdco or Polytrade Holdco shall, and each of them shall use its commercially reasonable efforts to cause its Affiliates, agents, representatives, and professionals not to, without the approval of the others, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided,  however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and the Securities and Exchange Commission disclosure obligations or the rules of any stock exchange.

Section 9.3Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or on the next business day after dispatch, if sent postage pre-paid by nationally recognized overnight courier guaranteeing next business day delivery:

If to Buyer, to:

KLX Inc.
1300 Corporate Center Way
Wellington, FL 33414
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Akerman LLP
Three Brickell City Centre
98 Southeast Seventh Street, 11th Floor
Miami, FL 33131
Attention: Carl Roston
Jed Freeland
Julia Seider

If to the Sellers or the Sellers’ Representative, to:

HCI Equity Partners
1730 Pennsylvania Avenue, NW
Suite 525
Washington, DC 20006
Attention: Doug McCormick

with a copy (which shall not constitute notice) to:

Bryan Cave LLP
211 N. Broadway, Suite 3600
St. Louis, Missouri 63012
Attention: Kathryn E. Love

or to such other address as such party may indicate by a notice delivered to the other party hereto.

Section 9.4Successors and Assigns; No Third Party Rights.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided,  however, that no party to this Agreement may assign its rights and/or delegate its obligations under this Agreement without the express prior written consent of the other parties to this Agreement.  Notwithstanding the foregoing, Buyer may assign its rights pursuant to this Agreement, in whole but not in part, in connection with any disposition or transfer of all or but not a portion of Buyer’s business in any form of transaction without the consent of any of the other parties.  In addition, Buyer may assign all of its rights pursuant to this Agreement to any of its Affiliate or to any lender to Buyer or any of its Affiliates as collateral security without the consent of any of the other parties.  Except as set forth in Section 7.2 and ARTICLE VIII (as to persons entitled to indemnification), this Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, including employees or former employees (including any beneficiary or dependent thereof) of the Companies, unions or other representatives of such employees or former employees, or trustees, administrators, participants, or beneficiaries of any Employee Plan, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.  Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

Section 9.5Access to Records after Closing; Litigation Support.

(a)After the Closing, Buyer shall, and shall cause the Companies to, until the seventh (7th) anniversary of the Closing Date, retain, to the extent required by the Companies’ document retention policies in effect on the Closing Date, all books, records and other documents pertaining to the business of the Companies in existence on the Closing Date and, during such period, to make the same available for inspection and copying by Sellers’ Representative during normal business hours, upon reasonable request and upon reasonable notice, not to exceed one time per year, in connection with any Tax audit, other government inquiry or investigation, or request, claim or demand by or against a third party (but excluding in connection with any claim or dispute between the parties), in each case, subject to the imposition of customary confidentiality and attorney client privilege protections and in compliance with applicable Law.

(b)Following the Closing, in the event and for so long as Buyer actively is involved in, contesting or defending against any Action in connection with any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction involving any Company, each Seller shall, and shall cause its Affiliates to, cooperate reasonably with Buyer and Buyer’s counsel in such involvement, contest or defense, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such contest or defense, all at the sole reasonable cost and expense of Buyer (unless Buyer is entitled to indemnification therefor hereunder).

Section 9.6Entire Agreement; Amendments.  This Agreement, the Exhibits and Schedules referred to herein, and the documents delivered pursuant hereto (including those certain letter agreements among certain of the parties hereto, dated as of the date hereof) contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto, including that certain Non-

Disclosure Agreement, dated October 20, 2015, between KLX Inc. and Herndon A&D.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Buyer and the Sellers’ Representative.

Section 9.7Disclosure Schedules.  The Disclosure Schedule shall be arranged to correspond to the specific sections and subsections of this Agreement.  The disclosures in each schedule of the Disclosure Schedule relate to the representations and warranties in the corresponding section of this Agreement and to any other Schedule of the Disclosure Schedules where (a) an express reference thereto is made, or (b) its applicability to such other Schedule of the Disclosure Schedules is reasonably apparent from such disclosure. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Disclosure Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Disclosure Schedule is or is not material for purposes of this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Disclosure Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the Ordinary Course for purposes of this Agreement.

Section 9.8Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach, violation or default of this Agreement shall be held to constitute a further or continuing waiver or a waiver of any other or subsequent breach, violation or default.

Section 9.9Expenses.  Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and independent public accountants, regardless of whether the transactions provided for in this Agreement are consummated;  provided,  however, that all Seller Expenses shall be paid at Closing in accordance with the Payment Instructions Letter.

Section 9.10Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 9.11Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the Sellers’ Representative, Polytrade Holdco, Herndon Holdco and Buyer. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format, or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.12Further Assurances.  Upon the terms and subject to the conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

Section 9.13Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules and exhibits hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  In furtherance of the foregoing, the internal Law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.  Each of the parties submits to the jurisdiction of any state or federal court sitting in New Castle County, State of Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any Surety Bond or other security that might be required of any other party with respect thereto.  Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 9.3.  Nothing in this Section 9.13, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.  Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.  The parties recognize that this Section 9.13 shall be read in conjunction with and subject to the provisions herein with respect to the determinations to be made by the Arbitrating Accountant.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14Specific Performance.  Sellers, Polytrade Holdco, Herndon Holdco and Buyer acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach, violation or default of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at Law.  Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at Law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of Surety Bond or other security).

Section 9.15General Release.  Each Seller, on behalf of itself, himself or herself and its, his or her Affiliates (other than the Companies) and each of their respective officers, directors, managers, shareholders, partners, members, agents, employees, successors and assigns, as applicable (the “Releasing Parties”), does hereby release and forever discharge the Companies and Buyer and their respective Affiliates, officers, directors, managers, shareholders, partners, members, agents, employees, successors and assigns, as applicable (collectively, the “Released Parties”), of and from any and all Actions, claims, actions, causes of action, demands, suits, covenants, agreements, representations, obligations, costs, liabilities, expenses, losses and debts of any nature whatsoever, both at Law and in equity, relating to any matter, claim or right, whether presently known or unknown, which they have now, ever had or may have against such Released Parties, in each case arising from or relating to any facts or events occurring at or prior to the Closing, in each case, other than (i) those obligations arising under or contemplated by this Agreement, the Seller Ancillary Agreements or the transactions contemplated herein or any document or certificate required to be delivered in connection herewith or therewith; (ii) any claims for which the facts and circumstances giving rise to such claim first arise following Closing; or (iii) claims relating to or arising out of fraud or willful or intentional misconduct.  The Releasing Parties shall not, and no one on their behalf shall, assert or file any claim, complaint, charge, suit or action against any Released Party arising out of any matter released pursuant to this Section 9.15. The Releasing Parties acknowledge that they may hereafter discover facts different from, or in addition to, those which they now believe to be true with respect to any and all of the claims released in this and no additional fact shall affect the validity or enforceability of the releases contained in this  The Releasing Parties acknowledge that they are fully informed and aware of their rights to receive independent legal advice regarding the advisability of the releases contemplated hereby and have received such independent legal advice as they deem necessary with regard to the advisability thereof.  The Releasing Parties further acknowledge that they have made an investigation of the facts pertaining to the releases contemplated hereby as they have deemed necessary, and, further, acknowledge that they have not relied upon any statement or representation of others. If any Releasing Party owns any rights in any Intellectual Property owned or used by any of the Companies, such Releasing Party shall, and hereby does, transfer all of its rights, title and interest in such Intellectual Property to the Companies for no additional consideration.  At or after the Closing, each Releasing Party shall execute and deliver such additional documents and instruments and take such other actions as Buyer or any Company shall reasonably request to give effect to the provisions hereof. Each Seller agrees that this Section 9.15 is enforceable and agrees to cause all of its Releasing Parties not to take any action inconsistent with such enforceability. For the avoidance of doubt, the release set forth herein shall not constitute a release of any claim arising, accruing and occurring after the Closing with respect to facts and events occurring after Closing relating to an employment agreement between a Releasing Party and a Company that survives the Closing.

Section 9.16Fraud.  Notwithstanding anything to the contrary in this Agreement, each of the parties shall retain all of its rights and remedies with respect to claims based on fraud.

Section 9.17Remedies Cumulative.  Except as otherwise provided in this Agreement, no remedy in this Agreement conferred upon a party hereto is intended to be exclusive of any other remedy.  No single or partial exercise by a party hereto of any right, power, or remedy hereunder shall preclude any other or further exercise thereof.

Section 9.18Arm’s Length Negotiations.   Each party to this Agreement expressly represents and warrants to all other parties that: (a) said party has had the opportunity to seek and has obtained the advice of his, her or its own legal, tax, and business advisors before executing this Agreement and all other ancillary agreements; and (b) this Agreement and all other ancillary agreements are the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

Section 9.19Time of Essence.  Except as otherwise expressly set forth in this Agreement, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.20Seller’s Post-Acquisition Use of Law Firm.  Each party to this Agreement acknowledges that (a) one or more of the Companies and Sellers have retained Bryan Cave LLP (“Law Firm”) to act as their counsel in connection with the negotiation, preparation, execution, and delivery of this Agreement and related agreements, and the consummation of the transactions contemplated hereby or thereby (the “Transaction”) as well as other past and ongoing matters, (b) Law Firm has not acted as counsel for any other Person in connection with the Transaction, and (c) no Person other than the Companies and Sellers has the status of a Law Firm client for conflict of interest or any other purpose as a result thereof.  Buyer (1) waives and will not assert, and will cause each of its Subsidiaries (including, after Closing, the Companies and their Subsidiaries) to waive and not assert, any conflict of interest relating to Law Firm’s representation after the Closing of any Seller or Seller’s Affiliate in any matter involving the Transaction (including any litigation, arbitration, mediation, or other proceeding), and (2) consents to, and will cause each of its Subsidiaries (including, after Closing, the Companies and their Subsidiaries) to consent to, any such representation, even though in each case (x) the interests of such Seller and/or Seller’s Affiliate may be directly adverse to Buyer, the Companies, or any of their Subsidiaries, or (y) Law Firm may be handling other ongoing matters for Buyer, the Companies, or any of their respective Subsidiaries.

Section 9.21Disclaimer of Warranties. Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities properties and projected operations of the Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation. The Sellers, Polytrade Holdco and Herndon Holdco make no representations or warranties with respect to any projections, forecasts or forward looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE SELLERS, POLYTRADE HOLDCO AND HERNDON HOLDCO DISCLAIM ALL OTHER WARRANTIES AND REPRESENTATIONS WHETHER EXPRESS OR IMPLIED.  Buyer acknowledges that neither the Sellers, Polytrade Holdco, Herndon Holdco nor any of their representatives or Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by the Sellers, Polytrade Holdco, Herndon Holdco or their representatives or Affiliates to Buyer or any other information which is not included in this Agreement, the Disclosure Schedules or any ancillary documents delivered in connection with this Agreement, and none of the Sellers, Polytrade Holdco, Herndon Holdco or any of their representatives or Affiliates or any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives. This Section 9.21 is subject to Section 9.16.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BUYER	KLX INC.

	By:	/s/ Thomas P. McCaffrey
Name: Thomas P. McCaffrey
Title: President and Chief Operating Officer

[Signature Pages Continue]

Signature page to Stock Purchase Agreement – Herndon

POLYTRADE HOLDCO
POLYTRADE HOLDING CORP.

	By:	/s/ Carl Nelson
Name: Carl Nelson
Title: Vice President

HERNDON HOLDCO
HERNDON PRODUCTS HOLDING CORP.

	By:	/s/ Scott Herndon
Name: Scott Herndon
Title: President

[Signature Pages Continue]

Signature page to Stock Purchase Agreement – Herndon

HERNDON SELLERS
Craig A. Herndon Living Trust U/A dated
May 3, 1991, as from time to time amended

	By:	/s/ Craig A. Herndon
Craig A. Herndon, Trustee

Scott R. Herndon Living Trust U/I dtd
5/22/91, as amended from time to time

	By:	/s/ Scott R. Herndon
Scott R. Herndon, Trustee

Hope E. Herndon Living Trust U/I dtd.
5/22/1991 as amended and restated

	By:	/s/ Hope E. Herndon
Hope E. Herndon, Trustee

Clark W. Hurrell Revocable Living Trust
Trust dated July 30, 2010

	By:	/s/ Craig A. Herndon
Craig A. Herndon, Trustee

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Signature page to Stock Purchase Agreement – Herndon

POLYTRADE SELLERS
HCI-POLYGON FUNDING, L.L.C.

By: HCI Equity Partners III, L.P., its
Managing Member

By: HCI Management III, L.P., its General
Partner

By: HCI Equity Partners, L.L.C., its
General Partner

		By:	/s/ Douglas P. McCormick
Name: Douglas P. McCormick
Title: Executive

/s/ Egon Poisl
Egon Poisl

WARRANT SELLER
THAYER-HERNDON FUNDING, L.L.C.

By: HCI Equity Partners III, L.P., its
Managing Member

By: MCI Management III, L.P., its
General Partner

		By:	/s/ Douglas P. McCormick
Douglas P. McCormick, Executive

SELLERS’ REPRESENTATIVE
HCI EQUITY PARTNERS III, L.P.

	By:	/s/ Douglas P. McCormick
Name: Douglas P. McCormick
Title: Executive

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Signature page to Stock Purchase Agreement – Herndon

SUB DEBT SELLERS
/s/ Scott Herndon
Scott Herndon

THAYER-HERNDON FUNDING, L.L.C.,

By: HCI Equity Partners III, L.P., its
Managing Member

By: HCI Management III, L.P., its General
Partner

		By:	/s/ Douglas P. McCormick
Douglas P. McCormick, Executive

HCI-HERNDON FUNDING II, L.L.C.

	By:	HCI Equity Partners III, L.P.,
its Managing Member

	By:	HCI Management III, L.P.,
its General Partner

	By:	HCI Equity Partners, L.L.C.,
Its General Partner

	By:	/s/ Douglas P. McCormick
Name: Douglas P. McCormick
Title: Executive

HCI-HERNDON FUNDING III, L.L.C.

	By:	HCI Equity Partners III, L.P.,
its Managing Member

	By:	HCI Management III, L.P.,
its General Partner

	By:	HCI Equity Partners, L.L.C.,
Its General Partner

	By:	/s/ Douglas P. McCormick
Name: Douglas P. McCormick
Title: Executive

[Signature Pages Continue]

Signature page to Stock Purchase Agreement – Herndon

RESTRICTED PARTIES AS TO SECTION 7.4 ONLY

/s/ Scott Herndon
Scott Herndon

/s/ Hope Herndon
Hope Herndon

/s/ Craig Herndon
Craig Herndon

/s/ Egon Poisl
Egon Poisl

/s/ Dan Rodrigues
Dan Rodrigues

SOLELY FOR THE PURPOSE OF SECTION 7.6 ONLY

HCI EQUITY PARTNERS III, L.P.

By:	HCI Management III, L.P.,
its General Partner

By:	HCI Equity Partners, L.L.C.,
Its General Partner

By:	/s/ Douglas P. McCormick
Name: Douglas P. McCormick
Title: Executive

[Signature Pages Continue]

Signature page to Stock Purchase Agreement – Herndon

The undersigned (the “Grantor”) is the trustee of Craig A. Herndon Living Trust U/A dated May 3, 1991, as from time to time amended (“Trust”), and covenants to be primarily liable for, and hereby guarantees, the obligations of the Trust under this Agreement; provided, however, that Buyer shall make any demands for payment against the Grantor only after a demand for payment has been made to the Trust and has not been paid in full by the Trust within five (5) days of such demand.

Grantor:

/s/ Craig A. Herndon
Craig A. Herndon

The undersigned (the “Grantor”) is the trustee of Scott R. Herndon Living Trust U/I dtd 5/22/91, as amended from time to time (“Trust”), and covenants to be primarily liable for, and hereby guarantees, the obligations of the Trust under this Agreement; provided, however, that Buyer shall make any demands for payment against the Grantor only after a demand for payment has been made to the Trust and has not been paid in full by the Trust within five (5) days of such demand.

Grantor:

/s/ Scott Herndon
Scott R. Herndon

The undersigned (the “Grantor”) is the trustee of Hope E. Herndon Living Trust U/I dtd. 5/22/1991 as amended and restated (“Trust”), and covenants to be primarily liable for, and hereby guarantees, the obligations of the Trust under this Agreement; provided, however, that Buyer shall make any demands for payment against the Grantor only after a demand for payment has been made to the Trust and has not been paid in full by the Trust within five (5) days of such demand.

Grantor:

/s/ Hope E. Herndon
Hope E. Herndon

Signature page to Stock Purchase Agreement – Herndon

The undersigned (the “Grantor”) is the trustee of Clark W. Hurrell Revocable Living Trust (“Trust”), and covenants to be primarily liable for, and hereby guarantees, the obligations of the Trust under this Agreement; provided, however, that Buyer shall make any demands for payment against the Grantor only after a demand for payment has been made to the Trust and has not been paid in full by the Trust within five (5) days of such demand.

Grantor:

/s/ Clark W. Hurrell
Clark W. Hurrell

Signature page to Stock Purchase Agreement – Herndon

The following exhibits and schedule have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC.  KLX Inc. agrees to furnish supplementally a copy of any omitted exhibits and schedule to the SEC upon request.

Exhibits

Exhibit A – Ownership Table

Exhibit 2.3(i) – Estimated Closing Date Working Capital

Exhibit 2.3(ii) – Closing Date Payment

Exhibit 2.3(iii) – Payment Instructions Letter

Schedule

Sellers’ Disclosure Schedule